Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 28, 2008

Among

ISRAMCO RESOURCES, LLC
as Borrower,

THE BANK OF NOVA SCOTIA,
as Administrative Agent,

CAPITAL ONE, N.A.,
as Syndication Agent

and

THE LENDERS SIGNATORY HERETO

_____________________________________________________________________________________

SCOTIA CAPITAL,

as Lead Arranger and Sole Bookrunner

$150,000,000 Senior Secured Revolving Credit Facility

TABLE OF CONTENTS

ANNEXES, EXHIBITS AND SCHEDULES

Annex I - List of Percentage Shares  and Maximum Revolving Credit Amounts

Exhibit A	- Form of Note
Exhibit B	- Form of Borrowing, Continuation and Conversion Request
Exhibit C	- Form of Compliance Certificate
Exhibit D	- Security Instruments
Exhibit E	- Form of Assignment Agreement
Exhibit F	- Form of Reserve Report Certificate
Exhibit G	- Form of Letter-in-Lieu

Schedule 7.02	- Liabilities
Schedule 7.03	- Litigation
Schedule 7.09	- Taxes
Schedule 7.10	- Titles, etc.
Schedule 7.13	- Subsidiaries, Etc.
Schedule 7.14	- Location of Business and Offices, Etc.
Schedule 7.17	- Environmental Matters
Schedule 7.18	- Insurance
Schedule 7.19	- Hedging Agreements
Schedule 7.21	- Material Agreements
Schedule 7.22	- Gas Imbalances
Schedule 9.01	- Debt
Schedule 9.02	- Liens
Schedule 9.03	- Investments, Loans and Advances

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 28, 2008 is among ISRAMCO RESOURCES, LLC, limited liability company formed under the laws of the State of Texas (the “Borrower”); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); THE BANK OF NOVA SCOTIA (in its individual capacity, “Scotia Capital”), as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and CAPITAL ONE, N.A., a national banking association, as Syndication Agent.

R E C I T A L S

A.           Borrower has requested that the Lenders amend and restate the Existing Obligations (as defined in Section 1.02); and

B.           The Lenders have agreed to amend and restated the Existing Obligations and to make loans and extensions of credit subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained, the loans, extensions of credit and commitments hereinafter referred to and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Prior Credit Agreement (as defined in Section 1.02) is hereby amended and restated as follows:

ARTICLE I

Definitions and Accounting Matters, Etc.

Section 1.01      Terms Defined Above.  As used in this Agreement, the terms defined in the opening paragraph and the Recitals above shall have the meanings indicated therein.

Section 1.02      Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

“Additional Costs” shall have the meaning assigned such term in Section 5.01(a).

“Affected Loans” shall have the meaning assigned such term in Section 5.04.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agreement” shall mean this Amended and Restated Credit Agreement, as the same may from time to time be amended or supplemented.

“Aggregate Commitments” at any time shall equal the amount calculated in accordance with Section 2.03.

“Aggregate Maximum Revolving Credit Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts of the Lenders, as the same may be reduced pursuant to Section 2.03(b).  As of the Closing Date, the Aggregate Maximum Revolving Credit Amounts equal $150,000,000.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Applicable Margin
	LIBOR Loans	Base Rate Loans
Less than 50%	1.25%	0.25%
Greater than or equal to 50%, but less than 75%	1.50%	0.50%
Greater than or equal to 75%, but less than 90%	1.75%	0.75%
Greater than or equal to 90%, but less than or equal to 100%	2.00%	1.00%
Greater than 100%	2.25%	1.25%

;provided, however, at any time that a Borrowing Base Deficiency exists, “Applicable Margin” shall mean 4.00% for LIBOR Loans and 3.00% for Base Rate Loans.

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

“Assignment” shall have the meaning assigned such term in Section 12.06(b).

“Bank Products” means any financial accommodation extended to Borrower or its Subsidiaries by any Lender or any Lender Affiliate, including, without limitation: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, and (v) any overdraft or unpaid amount relating to cash management, including controlled disbursement, accounts or services.

“Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

“Beneficiaries” shall mean Administrative Agent, the Lenders, each Issuing Bank and each Affiliate of a Lender that is a party to a Hedging Agreement with Borrower.

“Borrowing Base” shall mean at any time an amount equal to the amount determined in accordance with Section 2.08, plus, during the period from and after the Closing Date until September 30, 2008, the Overadvance Amount.

"Borrowing Base Deficiency" shall mean, and occur when, the amount by which the sum of (i) the aggregate outstanding principal amount of the Loans, plus (ii) the LC Exposure, exceeds the Borrowing Base, whether as the result of a redetermination, a scheduled reduction, or otherwise.

“Borrowing Base Utilization” shall mean at any time, an amount equal to the quotient of (i) the aggregate principal amount of Loans outstanding plus LC Exposure, divided by (ii) the Borrowing Base, excluding the Overadvance Amount.

“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in Texas and, if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Securities” means, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Persons capital stock, including (x) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (y) with respect to limited liability companies, member interests, and (z) with respect to any Person, any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“Change of Control” means the occurrence of an event the result of which is that Parent shall cease to own, directly or indirectly, 100% of the outstanding shares of voting Capital Securities of Borrower on a fully-diluted basis.

“Charter Documents” shall mean , as applicable for any Person that is not an individual, the articles or certificate of incorporation or formation, certificate of limited partnership, regulations, bylaws, operating agreement, partnership or limited partnership agreement, and all similar documents related to the formation and governance of that Person, together with all amendments thereto.

“Closing Date” shall mean April 28, 2008.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Collateral” shall mean the Property owned by Borrower or any Guarantor and which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Commitment” shall mean, for any Lender, its obligation to make Loans and to participate in the Letters of Credit as provided in Section 2.01(b) up to the lesser of (i) such Lender’s Maximum Revolving Credit Amount and (ii) the Lender’s Percentage Share of the amount equal to the then effective Borrowing Base.

“Compliance Certificate” shall mean a certificate from Borrower substantially in the form of Exhibit C.

“Consolidated Net Income” shall mean with respect to Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

“Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.  Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” shall mean a Subsidiary consolidated with Borrower.

“Debt” shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations of such Person under “synthetic lease” transactions or other off balance sheet financings; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as permitted by Section 9.17 and disclosed in a Reserve Report Certificate; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Subsidiary for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiv) all obligations of such Person under Hedging Agreements.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any period, without duplication, the sum of Consolidated Net Income, plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest expense, income taxes, depreciation, depletion, and amortization, plus (ii) other non-cash items reducing Consolidated Net Income.]

“Engineering Reports” shall have the meaning assigned such term in Section 2.08.

“Environmental Laws” shall mean any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state in which any Property of Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning assigned such term in Section 10.01.

“Excepted Liens” shall mean:  (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens permitted by the Security Instruments; provided, however, that Liens described in clauses (i) through (vi) and (vii) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Existing Loans” shall mean the Loans, as defined in and made pursuant to the Prior Credit Agreement, the outstanding principal balance of which, on the Closing Date, is $54,000,000.

“Existing Obligations” shall mean the outstanding Obligations, as defined in and existing under the Prior Credit Agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” shall mean that certain letter agreement from Administrative Agent to Borrower, dated as of February 14, 2008, concerning certain fees in connection with this Agreement and any agreements or instruments executed in connection therewith, as the same may be amended or replaced from time to time.

“Funded Debt” shall mean the sum of the following (without duplication): (i) all obligations of Borrower and its Consolidated Subsidiaries for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of Borrower and its Consolidated Subsidiaries (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of Borrower and its Consolidated Subsidiaries to pay the deferred purchase price of Property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which Borrower or any of its Consolidated Subsidiaries is liable (whether contingent or otherwise).

“GFB Acquisition” shall mean the acquisition of various Oil and Gas Properties of GFB Acquisition-I, L.P. and Trans Republic Resources, Ltd. by Borrower, as assignee of Jay Petroleum, LLC, pursuant to (i) that certain Purchase and Sale Agreement dated February 15, 2008 between GFB Acquisition-I, L.P. and Jay Petroleum, LLC and (ii) that certain Purchase and Sale Agreement dated February 15, 2008 between Trans Republic Resources, Ltd. and Jay Petroleum, LLC.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Borrower, its Subsidiaries or any of their Property or Administrative Agent, any Lender or any Applicable Lending Office.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantor” shall mean all existing or hereafter acquired or created Subsidiaries of Borrower.

“Guaranty Agreement” shall mean an agreement executed by each Guarantor in form and substance satisfactory to Administrative Agent guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hedging Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Parties” shall have the meaning assigned such term in Section 12.03(a)(ii).

“Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

“Initial Funding” shall mean the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

“Initial Reserve Report” shall mean the report of Cawley, Gillespie &Associates, Inc., dated March 12, 2008 with respect to the Oil and Gas Properties being acquired pursuant to the GFB Acquisition, as of January 1, 2008, a copy of which has been delivered to Administrative Agent.

“Interest Period” shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third, sixth or twelfth calendar month thereafter, as Borrower may select as provided in Section 2.02 (or such longer period as may be requested by Borrower and agreed to by the Majority Lenders), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing:  (i) no Interest Period may end after the Revolving Credit Termination Date; (ii) no Interest Period for any LIBOR Loan may end after the due date of any installment, if any, provided for in Section 3.01 to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

“Issuing Bank” shall mean Scotia Capital or any other Lender agreed to by Borrower and Administrative Agent to issue Letters of Credit.

“LC Commitment” at any time shall mean $5,000,000.

“LC Exposure” at any time shall mean the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Letter of Credit Agreements” shall mean the written agreements with the Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by Borrower and the Issuing Bank.

“Letters of Credit” shall mean the letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

“Letter-in-Lieu” shall mean a letter addressed to a Purchaser or in blank, substantially in the form of Exhibit G.

“LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Market Service Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.  In the event that such rate does not appear on either Dow Jones Market Service Page 3750 or Reuters Screen LIBO Page, “LIBOR” shall be determined by Administrative Agent to be the rate per annum at which deposits in Dollars are offered by leading reference banks in the London interbank market to Scotia Capital at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.

“LIBOR Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Adjusted Rate”.

“LIBOR Adjusted Rate” shall mean, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.  For the purposes of this Agreement, Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” shall mean this Agreement, the Notes, the Fee Letter, all Letters of Credit and the Security Instruments.

“Loans” shall mean the Existing Loans and the loans as provided for by Sections 2.01(a).

“Majority Lenders” shall mean, at any time while no Loans are outstanding, Administrative Agent and Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitments and, at any time while Loans are outstanding, Administrative Agent and Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c)).

“Material Adverse Effect” shall mean any set of circumstances or events that (i) has or could reasonably be expected to have any material and adverse effect whatsoever upon, or result in or reasonably be expected to result in a material adverse change in, (A) the assets, liabilities, financial condition, business, operations or affairs of Borrower and its Subsidiaries taken as a whole different from the facts represented or warranted in any Loan Document, or (B) the ability of Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, (ii) impairs materially or could be reasonably expected to impair materially the ability of Borrower and its Subsidiaries to duly and punctually pay and perform their obligations under the Loan Documents or (iii) impairs materially or could reasonably be expected to impair materially the ability of Administrative Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents, except, in all cases, for depletions and routine changes which occur in the normal course of the day to day ownership or operation of the wells or the Properties.

“Material Agreements” means, with respect to any Person, (i) all agreements, leases (other than oil and gas leases), purchase agreements, joint venture agreements and other agreements and contracts which are material to the business of such Person and the ownership and operation of such Person’s Properties, including all agreements and other instruments relating to the purchase, transportation, processing, marketing, sale and supply of natural gas and other Hydrocarbons that are not cancelable upon notice of not more than 60 days, and regardless, any agreement or other instruments affecting such Person’s Oil and Gas Properties which in the aggregate comprise more than five percent (5%) of the value of such Person’s Oil and Gas Properties (ii) all indentures, letters of credit, guarantees, and other instruments and agreements (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt of such Person, and all obligations of such Person to issuers of surety or appeal bonds issued for account of such Person; and (iii) all amendments, supplements or other modifications to any of the foregoing.  Unless otherwise indicated herein, each reference to the term “Material Agreements” means Material Agreements of Borrower and its Subsidiaries.

“Maximum Revolving Credit Amount” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts” (as the same may be reduced pursuant to Section 2.03(b) pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Notes” shall mean the Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions or modifications thereof.

“Obligations” shall mean all indebtedness, obligations and liabilities of Borrower or any Subsidiary to any of the Lenders, any of the Lenders’ Affiliates, Administrative Agent, or the Issuing Bank, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Agreement, any Hedging Agreement, any of the other Loan Documents or in respect of any of the Loans made, reimbursement obligations incurred, any automated clearing house transactions, any Bank Products or any of the Notes, Letters of Credit or other instruments at any time evidencing any of the foregoing, and including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, refinancings and replacements for the foregoing.

“Oil and Gas Properties” shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean the Oil and Gas Properties of Borrower and/or its Subsidiaries.

“Other Taxes” shall have the meaning assigned such term in Section 4.06(b).

“Overadvance Amount” shall mean at any time the amount determined in accordance with Section 2.09.

“Parent” shall mean Isramco, Inc., a Delaware corporation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“Percentage Share” shall mean the percentage of the Aggregate Commitments to be provided by a Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Permitted Tax Distributions” means distributions by Borrower to its members for the payment of income tax liabilities resulting from being a member of Borrower, but not to exceed 40% of the net income of Borrower in such calendar year.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Phoenix Agreement” means that certain agreement between Borrower and Phoenix Hydrocarbon Operating Corp for the continued operation on a contract basis of various of the Oil and Gas Properties acquired by Borrower in the GFB Acquisition.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by Borrower, any Subsidiary or an ERISA Affiliate.

“Post Default Rate” shall mean, in respect of any principal of any Loan (including LIBOR Loans after the last day of the Interest Period therefore) or any other amount payable by Borrower under this Agreement or any other Loan Document , a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided, however, for a LIBOR Loan, the “Post Default Rate” for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of Default are cured or waived, 2% per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.

“Prime Rate” shall mean the variable per annum rate of interest then most recently announced within Scotia Capital at its principal office in New York, as its "prime rate" for loans made in Dollars in the United States, with the understanding that Scotia Capital's "prime rate" is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Scotia Capital may designate.  Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect on the day the change is announced within Scotia Capital without notice to Borrower at the time of such change in the Prime Rate.

“Principal Office” shall mean the principal office of Administrative Agent, presently located at One Liberty Plaza, 165 Broadway, New York, NY 10006.

“Prior Credit Agreement” shall mean that certain Credit Agreement dated as of March 27, 2008, among Borrower, Administrative Agent and the Lenders, as amended, supplemented or otherwise modified.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchasers” shall mean each of the Persons that at any time purchase the Hydrocarbons of Borrower and/or its Subsidiaries from their Oil and Gas Properties.

“Quarterly Dates” shall mean the last day of each March, June, September, and December, in each year, the first of which shall be June 30, 2008; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“Redetermination Date” shall mean the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.08(g) both for scheduled redeterminations and unscheduled redeterminations.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Required Payment” shall have the meaning assigned such term in Section 4.04.

“Reserve Report” shall mean a report, in form and substance satisfactory to Administrative Agent, setting forth, as of each December 31 and June 30 (or such other date in the event of an unscheduled redetermination); (i) the oil and gas reserves attributable to Borrower’s Oil and Gas Properties together with a projection of the rate of production and future net income (including, where applicable, taking into account existing Hedging Agreements), taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time or otherwise as satisfactory to Administrative Agent and (ii) such other information as Administrative Agent may reasonably request.

“Reserve Report Certificate” shall mean a certificate from Borrower substantially in the form of Exhibit F.

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

“Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of Borrower.

“Revolving Credit Termination Date” shall mean the earlier to occur of (i) the fourth anniversary of the Closing Date or (ii) the date that the Commitments are sooner terminated pursuant to Sections 2.03(b) or 10.02.

“Scheduled Redetermination Date” shall have the meaning assigned to such term in Section 2.08(d).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Security Instruments” shall mean the Letter of Credit Agreements, the agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments now or hereafter executed and delivered by Borrower, any Guarantor or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for or guarantee of the payment or performance of, the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements or instruments may be amended, supplemented, modified or restated from time to time.

“Subsidiary” shall mean (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any joint venture, limited liability company or partnership, trust company, general or limited partnership or any other type of partnership or entity other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law.  For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership).  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of Borrower.

“Taxes” shall have the meaning assigned such term in Section 4.06(a).

“Transfer” shall mean any sale, assignment, farm-out, conveyance or other transfer of any Property, or any interest in any Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest in any Oil and Gas Property) of Borrower or any Subsidiary, except for (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of Borrower or such Guarantor or (C) contemporaneously replaced by equipment of at least comparable value and use.

“Type” shall mean, with respect to any Loan, a Base Rate Loan or a LIBOR Loan.

Section 1.03      Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrower referred to in Section 7.02 (except for changes concurred with by Borrower’s independent public accountants).

Section 1.04      References; Use of Word “Including”.  The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection.  Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Agreement unless otherwise stated herein.  Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein.  The word “including”, “includes” and words of similar import means “including, without limitation”.

ARTICLE II

Commitments

Section 2.01      Loans and Letters of Credit.

(a)       Loans.  Each Lender severally agrees, on the terms and conditions of this Agreement, to continue the Existing Loans and make additional loans to Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to and up to, but excluding, the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment as then in effect; provided, however, that the aggregate principal amount of all such Loans by all Lenders hereunder at any one time outstanding together with the LC Exposure shall not exceed the Aggregate Commitments.  Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Revolving Credit Termination Date, Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a).

(b)       Letters of Credit.  During the period from and including the Closing Date to, but excluding, the Revolving Credit Termination Date, the Issuing Bank, as issuing bank for the Lenders, agrees to extend credit for the account of Borrower or any Subsidiary at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, the LC Exposure at any one time outstanding shall not exceed the lesser of (i) the LC Commitment and (ii) the Aggregate Commitments, as then in effect, minus the aggregate principal amount of all Loans then outstanding.  The Lenders shall participate in such Letters of Credit according to their respective Percentage Shares.  Each of the Letters of Credit shall (i) be issued by the Issuing Bank, (ii) contain such terms and provisions as are reasonably required by the Issuing Bank, (iii) be for the account of Borrower or a Subsidiary and (iv) expire not later than the Revolving Credit Termination Date.

(c)       Limitation on Types of Loans.  Subject to the other terms and provisions of this Agreement, at the option of Borrower, the Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Majority Lenders, no more than three (3) LIBOR Loans may be outstanding at any time.

Section 2.02      Borrowings, Continuations and Conversions, Letters of Credit

(a)       Borrowings.  Borrower shall give Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type and (iii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iv) (in the case of LIBOR Loans) the duration of the Interest Period therefor.

(b)      Minimum Amounts.  All Base Rate Loan borrowings shall be in amounts of at least $500,000 or the remaining balance of the Aggregate Commitments, if less, or any whole multiple of $500,000 in excess thereof, and all LIBOR Loans shall be in amounts of at least $500,000 or any whole multiple of $500,000 in excess thereof.

(c)       Notices.  All borrowings, continuations and conversions shall require advance written notice to Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B  (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable and accompanied by a Compliance Certificate (excluding the information required by clauses (f) and (g) thereof) from Borrower, to be received by Administrative Agent not later than 11:00 a.m. Houston, Texas time at least one Business Day prior to the date of each Base Rate Loan borrowing and three Business Days prior to the date of each LIBOR Loan borrowing, continuation or conversion.  Without in any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation.  In each such case, Borrower hereby waives the right to dispute Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by Administrative Agent.

(d)      Continuation Options.  Subject to the provisions made in this Section 2.02(d), Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to Administrative Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor.  In the absence of such a timely and proper election, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e).  All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $500,000 or any whole multiple of $500,000 in excess thereof and (ii) no Default shall have occurred and be continuing.  If a Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e)       Conversion Options.  Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to Administrative Agent (which shall promptly notify the Lenders) of such election.  Subject to the provisions made in this Section 2.02(e), Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to Administrative Agent (which shall promptly notify the Lenders) of such election.  All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $500,000 or any whole multiple of $500,000 in excess thereof and (ii) no Default shall have occurred and be continuing.  If a Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.

(f)       Advances.  Not later than 11:00 a.m. Houston, Texas time on the date specified for each borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to Administrative Agent, to an account which Administrative Agent shall specify, in immediately available funds, for the account of Borrower.  The amounts so received by Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower, designated by Borrower and maintained at the Principal Office.

(g)      Letters of Credit.  Borrower shall give the Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit) advance notice to be received by the Issuing Bank not later than 11:00 a.m. Houston, Texas time not less than three (3) Business Days prior thereto of each request for the issuance, and at least thirty (30) Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, (v) the type of the Letter of Credit and (vi) such other information as the Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to the Issuing Bank.  Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, Borrower and the Subsidiary, if the account party, shall execute a Letter of Credit Agreement.  In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, Borrower, the Issuing Bank, Administrative Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Bank will send to Borrower and each Lender, promptly upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

Section 2.03      Changes of Commitments.

(a)       The Aggregate Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Revolving Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(b) or (ii) the Borrowing Base as determined from time to time.

(b)       Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Revolving Credit Amounts at any time, or from time to time, upon not less than three (3) Business Days prior notice to Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $1,000,000 or any whole multiple of $500,000 in excess thereof) and shall be irrevocable and effective only upon receipt by Administrative Agent.

(c)       The Aggregate Maximum Revolving Credit Amounts once terminated or reduced may not be reinstated.

Section 2.04      Fees.

(a)       Commitment Fee.  Borrower shall pay to Administrative Agent for the account of each Lender a commitment fee on the daily average unused amount of the Aggregate Commitments for the period from and including the Closing Date up to, but excluding, the earlier of the date the Aggregate Commitments are terminated or the Revolving Credit Termination Date at a rate per annum equal to the applicable percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Applicable Percentage
Less than or equal to 100%	0.375%
Greater than 100%	0.500%

Each change in the applicable percentage resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.  Accrued commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the earlier of the date the Aggregate Commitments are terminated or the Revolving Credit Termination Date.

(b)           Letter of Credit Fees.

(i)           Borrower agrees to pay Administrative Agent, for the account of each Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Bank existing from time to time under each Letter of Credit (calculated separately for each Letter of Credit) at the rate per annum equal to the Applicable Margin in effect from time to time for LIBOR Loans.  Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until the Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Bank, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit.  Such commissions are payable quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit.

(ii)          Upon each issuance, renewal or extension of any Letter of Credit, Borrower shall pay to Administrative Agent for the account of the Issuing Bank an upfront fee equal to the greater of (a) 0.1875% of the face amount of the Letter of Credit and (b) $500.

(iii)         Borrower shall pay to the Issuing Bank such other usual and customary fees of the Issuing Bank associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c)           Engineering Fee.  In connection with any unscheduled redetermination of the Borrowing Base requested by Borrower, Borrower agrees to pay Administrative Agent the engineering and administration fee in the amount and at such time as provided in Section 8.07(b).

(d)           Fee Letter.  Borrower shall pay such other fees as are set forth in the Fee Letter pursuant to the provisions thereof.

Section 2.05      Several Obligations.  The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.06      Notes.  The Loans made by each Lender shall be evidenced by a single promissory note of Borrower in substantially the form of Exhibit A, dated (i) the Closing Date or (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to the order of such Lender in a principal amount equal to its Maximum Revolving Credit Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06(b).  The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.07      Prepayments.

(a)       Voluntary Prepayments.  Borrower may prepay the Base Rate Loans upon not less than one (1) Business Day’s prior notice to Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $1,000,000 or any whole multiple of $500,000 in excess thereof, or the remaining aggregate principal balance outstanding on the Notes if less than $1,000,000) and shall be irrevocable and effective only upon receipt by Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date.  Borrower may prepay LIBOR Loans on the same conditions as for Base Rate Loans (except that prior notice to Administrative Agent shall be not less than three (3) Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05.

(b)       Mandatory Prepayments.

(i)              Termination or Reduction of Aggregate Maximum Revolving Credit Amounts.  If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.03(b), the outstanding aggregate principal amount of the Revolving Credit Loans plus the LC Exposure exceeds the Aggregate Maximum Revolving Credit Amounts, Borrower shall (i) prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Loans because of LC Exposure, pay to Administrative Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b) hereof.

(ii)             Redetermination of Borrowing Base.  Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.08, if the redetermined Borrowing Base results in a Borrowing Base Deficiency, then Borrower shall within fifteen (15) days of receipt of written notice thereof deliver to Agent a written response indicating which of the following actions it intends to take to remedy the Borrowing Base Deficiency (and the failure of Borrower to deliver such election notice or to perform the action chosen to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

(w)           within thirty (30) days of receipt of written notice of the Borrowing Base Deficiency, prepay the Loans in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment;

(x)           prepay the Loans in six (6) monthly installments equal to one-sixth of such Borrowing Base Deficiency (after taking into account any Properties mortgaged to Agent pursuant to clause (c) below), with the first such installment due 30 days after the date such Borrowing Base Deficiency notice is received by Borrower and each of the other five installments due 30 days after the preceding installment, and make each of such payments within such time periods;

(y)           within thirty (30) days of receipt of written notice of the Borrowing Base Deficiency, grant to Agent a first priority Lien in additional Properties of Borrower, which in the Lenders’ sole determination, have sufficient loan value to eliminate such Borrowing Base Deficiency; or

(z)           eliminate the Borrowing Base Deficiency through a combination of the actions described in clauses (w) or (x) and (y).

If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans and granting first priority Liens in additional Properties to Administrative Agent, Borrower shall pay to Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.10(b).

(iii)         Transfer.  If, after a Transfer of any Property to the extent allowed by Section 9.12 and the reduction in the Borrowing Base pursuant to Section 2.08(f), a Borrowing Base Deficiency exists, then Borrower shall, concurrently with the receipt thereof, prepay the Loans with the net proceeds received from such Transfer in an amount necessary to eliminate such Borrowing Base Deficiency.  If, because of LC Exposure, a Borrowing Base Deficiency remains after prepaying all of the Loans, Borrower shall pay to Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.10(b).  Notwithstanding anything in this Agreement to the contrary, if at the time of any permitted Transfer a Borrowing Base Deficiency exists, then Borrower shall, concurrently with the receipt thereof, prepay the Loans with the net proceeds received from such Transfer to the extent necessary to eliminate the portion of the Borrowing Base Deficiency resulting from such Transfer and such preexisting Borrowing Base Deficiency; and Borrower shall remain obligated, pursuant to the terms of this Agreement, to eliminate any Borrowing Base Deficiency remaining after prepaying the Loans with the net proceeds from such Transfer.  If Borrower Transfers any Property at such time as a Default exits, Borrower shall, concurrently with the receipt of proceeds therefrom, prepay the Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding on the Loans and (y) 100% of the net proceeds received from such Transfer.  The preceding sentence shall not be interpreted as permitting the sale of any Property at such time as a Default exists without the prior written consent of the Lenders.

(iv)         Proceeds from Hedging Agreements.  At any time that a Default exists, any proceeds received by Borrower under any Hedging Agreements, including as a result of the early termination thereof, shall be used immediately upon receipt thereof to prepay the Loans in an amount equal to the lesser of (x) the aggregate principal amount outstanding on the Loans and (y) 100% of the net proceeds received.

(c)       Generally.  Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of LIBOR Loans.  Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Commitments.  Any prepayments made while a Borrowing Base Deficiency exists shall be applied first to the Borrowing Base Deficiency and then otherwise as provided by the Loan Documents.

Section 2.08      Borrowing Base.

(a)       Borrowing Base.  The Borrowing Base shall be determined in accordance with Section 2.08(b) by Administrative Agent with the concurrence of the Lenders and is subject to redetermination in accordance with Sections 2.08(d), (e) and (f).  Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date.  So long as any of the Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base.  During the period from and after the Closing Date until the next redetermination pursuant to Sections 2.08(d), (e) or (f) or adjusted pursuant to Section 8.08(c), the amount of the Borrowing Base shall be $54,000,000.

(b)      Determination Procedure.  Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by Administrative Agent (the “Engineering Reports”), Administrative Agent will redetermine the Borrowing Base.  Such redetermination will be in accordance with its normal and customary practices and procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time, and may also take into consideration the financial condition, Debt, and business of Borrower and its Subsidiaries and such other factors as Administrative Agent customarily deems appropriate.  Administrative Agent, in its sole discretion, may make adjustments to the rates, volumes and prices and other assumptions set forth therein in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time.  Administrative Agent shall propose to the Lenders a new Borrowing Base within 15 days following receipt by Administrative Agent and the Lenders of the Engineering Reports in a timely and complete manner.  After having received notice of such proposal by Administrative Agent, the Lenders shall have 15 days to agree or disagree with such proposal.  If at the end of the 15 days, the Lenders have not communicated their approval or disapproval, such silence shall be deemed to be an approval and Administrative Agent’s proposal shall be the new Borrowing Base.  If however, the Lenders notify Administrative Agent within 15 days of their disapproval, the Lenders shall, within a reasonable period of time, agree on a new Borrowing Base.  Administrative Agent and all of the Lenders must approve any increase in the Borrowing Base, and Administrative Agent and Majority Lenders must approve any reaffirmation of or decrease in the Borrowing Base.  If Borrower does not timely furnish the Engineering Reports as required, the Lenders may nevertheless determine a new Borrowing Base in good faith and based upon information previously supplied by Borrower or otherwise available to Administrative Agent and the Lenders.  It is expressly understood that the Lenders have no obligation to determine the Borrowing Base for any particular amount, either in relation to the Aggregate Maximum Revolving Credit Amount or otherwise.

(c)       Excluded Property.  Administrative Agent may exclude any Oil and Gas Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because title information is not reasonably satisfactory, such Property is not Collateral or such Property is not assignable.

(d)       Redeterminations.  So long as any of the Commitments are in effect and until payment in full of all Loans hereunder, on or around the first Business Day of each May and November, commencing November, 2008 (each being a “Scheduled Redetermination Date”), the Lenders shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b).

(e)       Unscheduled Redeterminations.  In addition to the redeterminations of the Borrowing Base described in Section 2.08(d), (i) Borrower may initiate a redetermination of the Borrowing Base at any other time as it so elects by specifying in writing to Administrative Agent (who will promptly notify the Lenders) the date by which Borrower will furnish to Administrative Agent and the Lenders a Reserve Report in accordance with Section 8.07(b) and the date by which such redetermination is requested to occur; provided, however, that Borrower may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates, (ii) the Majority Lenders or Administrative Agent may initiate a redetermination of the Borrowing Base at any other time as they so elect by specifying in writing to Borrower the date by which Borrower is to furnish a Reserve Report in accordance with Section 8.07(b) and the date on which such redetermination is to occur; provided, however, that the Majority Lenders or Administrative Agent may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates.

(f)        Redetermination Concurrent with Transfer.  To the extent allowed by Section 9.12, if Borrower Transfers any Property between Scheduled Redetermination Dates with an aggregate fair market value in excess of $500,000, the Borrowing Base shall automatically be reduced upon execution of such Transfer by an amount equal to the Borrowing Base values (as determined by the Majority Lenders in their reasonable discretion) attributed in the immediately preceding determination of the Borrowing Base to the Property which is the subject of such Transfer.

(g)       Effective Upon Notice.  Administrative Agent shall promptly notify in writing Borrower and the Lenders of the new Borrowing Base.  Any redetermination of the Borrowing Base shall not be in effect until written notice is received by Borrower.

Section 2.09      Overadvance Amount.

(a)       Overadvance Amount.  During the period from and after the Closing Date until September 30, 2008, the Overadvance Amount shall be $4,000,000, subject to any redetermination pursuant to Section 2.09(b).  From and after September 30, 2008, the Overadvance Amount shall be $0.00.

(b)       Redetermination.  If prior to September 30, 2008, the portion of the Borrowing Base as determined by Section 2.08 is redetermined, the Overadvance Amount shall be increased or decreased proportionately with any increase or decrease in such portion of the Borrowing Base, as redetermined.

Section 2.10      Assumption of Risks.  Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit.  Neither the Issuing Bank (except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees), its correspondents nor any Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon, even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Bank’s control or the control of the Issuing Bank’s correspondents.  In addition, neither the Issuing Bank, Administrative Agent nor any Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, Administrative Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative.  The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary.  In furtherance and not in limitation of the foregoing provisions, Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to Borrower.

Section 2.11      Obligation to Reimburse and to Prepay.

(a)       Reimbursement Obligations.  If a disbursement by the Issuing Bank is made under any Letter of Credit, Borrower shall pay to Administrative Agent within two (2) Business Days after notice of any such disbursement is received by Borrower, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.10 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by Borrower and (ii) thereafter, the Post Default Rate for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount.  The obligations of Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank, except where Borrower or any Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct.

(b)      Cash Collateral for LC Exposure.  In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 2.07(b) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure (or the excess in the case of Section 2.07(b)) shall be deemed to be forthwith due and owing by Borrower to the Issuing Bank, Administrative Agent and the Lenders as of the date of any such occurrence; and Borrower’s obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such payments shall be held by the Issuing Bank on behalf of the Lenders as cash collateral securing the LC Exposure in an account or accounts at the Principal Office; and Borrower hereby grants to and by its deposit with Administrative Agent grants to Administrative Agent a security interest in such cash collateral.  In the event of any such payment by Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or any other Loan Documents, to remit to Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(c)       Lender Reimbursement.  Each Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank an amount equal to such Lender’s Percentage Share of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.10.

(d)       Automatic Funding as Loan.  Notwithstanding anything to the contrary contained herein, if no Default exists or would result therefrom, to the extent Borrower has not reimbursed the Issuing Bank for any drawn upon Letter of Credit within two (2) Business Days after notice of such disbursement has been received by Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Loan hereunder and used by the Lender to pay such Letter of Credit reimbursement obligation.  If an Event of Default exists, such Letter of Credit reimbursement obligation shall not be funded as a Loan, but instead shall accrue interest as provided in Section 2.10(a).

Section 2.12      Lending Offices.  The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

ARTICLE III

Payments of Principal and Interest

Section 3.01      Repayment of Loans.

(a)       Loans.  On the Revolving Credit Termination Date Borrower shall repay the outstanding aggregate principal amount of the Notes.

(b)       Generally.  Borrower will pay to Administrative Agent, for the account of each Lender, the principal payments required by this Section 3.01.

Section 3.02      Interest.

(a)       Interest Rates.  Borrower will pay to Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i)           if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

(ii)          if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Adjusted Rate for such Loan plus the Applicable Margin (as in effect from time to time), but in no event to exceed the Highest Lawful Rate.

(b)           Post Default Rate.  Notwithstanding the foregoing, Borrower will pay to Administrative Agent, for the account of each Lender interest at the applicable Post Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

(c)           Due Dates.  Accrued interest on Base Rate Loans shall be payable quarterly on each Quarterly Date commencing June 30, 2008, and accrued interest on each LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted).  Any accrued and unpaid interest on the Loans on the Revolving Credit Termination Date shall be paid on such date.

(d)           Determination of Rates.  Promptly after the determination of any interest rate provided for herein or any change therein, Administrative Agent shall notify the Lenders to which such interest is payable and Borrower thereof.  Each determination by Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV

Payments; Pro Rata Treatment; Computations; Etc.

Section 4.01          Payments.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement, the Notes, the Letter of Credit Agreements or any other Loan Document shall be made in Dollars, in immediately available funds, to Administrative Agent at such account as Administrative Agent shall specify by notice to Borrower from time to time, not later than 11:00 a.m. Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim and in connection therewith, Borrower and each Guarantor hereby waives (to the fullest extent permitted by applicable law) all defenses, rights of set-off and counterclaims it may have with respect to such payments.  Each payment received by Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds.  Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.  At the time of each payment to Administrative Agent of any principal of or interest on any borrowing, Borrower shall notify Administrative Agent of the Loans to which such payment shall apply.  In the absence of such notice Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

Section 4.02           Pro Rata Treatment.  Except to the extent otherwise provided herein each Lender agrees that:  (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of fees under Section 2.04(a) and Section 2.04(b)(i) shall be made for account of the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Revolving Credit Amounts under Section 2.03(b) shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Commitment; (ii) each payment of principal of Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; (iii) each payment of interest on Loans by Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; and (iv) each reimbursement by Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender.

Section 4.03           Computations.  Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be.  Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04           Non-receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have been notified by a Lender or Borrower prior to the date on which such notifying party is scheduled to make payment to Administrative Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of Borrower) a payment to Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to Administrative Agent, Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or Borrower (as the case may be) has not in fact made the Required Payment to Administrative Agent, the recipient(s) of such payment shall, on demand, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Administrative Agent until, but excluding, the date Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

Section 4.05           Set-off, Sharing of Payments, Etc.

(a)           Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender shall obtain payment of any principal of or interest on any Loan made by it to Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit).  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit) in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06           Taxes.

(a)           Payments Free and Clear.  Any and all payments by Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank and Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which Administrative Agent, the Issuing Bank or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which Administrative Agent, the Issuing Bank or such Lender is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Lender, the Issuing Bank or Administrative Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank or Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank or Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)           Other Taxes.  In addition, to the fullest extent permitted by applicable law, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Indemnification.  To the fullest extent permitted by applicable law, Borrower will indemnify each Lender and the Issuing Bank and the  Administrative Agent for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this section 4.06) paid by such Lender, the Issuing Bank or Administrative Agent (on their behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct.  Any payment pursuant to such indemnification shall be made within thirty (30) days after the date any Lender, the Issuing Bank or Administrative Agent, as the case may be, makes written demand therefor.  If any Lender, the Issuing Bank or Administrative Agent receives a refund or credit in respect of any Taxes or Other Taxes for which such Lender, Issuing Bank or Administrative Agent has received payment from Borrower it shall promptly notify Borrower of such refund or credit and shall, if no default has occurred and is continuing, within thirty (30) days after receipt of a request by Borrower (or promptly upon receipt, if Borrower has requested application for such refund or credit pursuant hereto), pay an amount equal to such refund or credit to Borrower without interest (but with any interest so refunded or credited), provided that Borrower, upon the request of such Lender, the Issuing Bank or Administrative Agent, agrees to return such refund or credit (plus penalties, interest or other charges) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such refund or credit.

(d)           Lender Representations.

(i)           Each Lender represents that it is either (1) a banking association or corporation organized under the laws of the United States of America or any state thereof or (2) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (A) under an applicable provision of a tax convention to which the United States of America is a party or (B) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America.  Each Lender that is not a banking association or corporation organized under the laws of the United States of America or any state thereof agrees to provide to Borrower and Administrative Agent on the Closing Date, or on the date of its delivery of the Assignment pursuant to which it becomes a Lender, and at such other times as required by United States law or as Borrower or Administrative Agent shall reasonably request, two accurate and complete original signed copies of either (A) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”) or (B) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”).  In addition, each Lender agrees that if it previously filed a Form W-8ECI Certification, it will deliver to Borrower and Administrative Agent a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form W-8BEN Certification, it will deliver to Borrower and Administrative Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification.  Each Lender also agrees to deliver to Borrower and Administrative Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of such Lender at the relevant time and applicable laws permit it to do so.  If a Lender determines, as a result of any change in either (i) a Governmental Requirement or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 4.06, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify Borrower and Administrative Agent of such fact.  If a Lender is organized under the laws of a jurisdiction outside the United States of America, unless Borrower and Administrative Agent have received a Form W-8BEN Certification or Form W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, Borrower shall withhold taxes from such payments at the applicable statutory rate.  Each Lender agrees to indemnify and hold harmless Borrower or Administrative Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) Administrative Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) Borrower or Administrative Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4.06.

(ii)           For any period with respect to which a Lender has failed to provide Borrower with the form required pursuant to this Section 4.06, if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.06 with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.

(iii)           Any Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Borrower or Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 4.07           Disposition of Proceeds.  Some of the Security Instruments contain an assignment by Borrower unto and in favor of Administrative Agent for the benefit of the Lenders of all production and all proceeds attributable thereto which may be produced from or allocated to Oil and Gas Properties, and such Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other indebtedness, liabilities and obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Lenders agree that they will neither notify the Purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to Borrower.

ARTICLE V

Capital Adequacy and Additional Costs

Section 5.01           Additional Costs.

(a)           LIBOR Regulations, etc.  Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Loans or issuing or participating in Letters of Credit hereunder or its obligation to make any LIBOR Loans or issue or participate in any Letters of Credit hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Loans, Letters of Credit or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such LIBOR Loans or Letters of Credit (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Commitment or Loans of such Lender or the London interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender’s Commitment or Loans.  Each Lender will notify Administrative Agent and Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States.  If any Lender requests compensation from Borrower under this Section 5.01(a), Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(b)           Regulatory Change. Without limiting the effect of the provisions of Section 5.01(a), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (A) any Lender, (B) the London interbank market or (C) such Lender’s position in such market), the LIBOR Adjusted Rate, as determined in good faith by such Lender, will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans, then, if such Lender so elects, by notice to Borrower and Administrative Agent, the obligation of such Lender to make additional LIBOR Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(c)           Capital Adequacy.  Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Commitment, its Note, its Loans or any interest held by it in any Letter of Credit, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement.  Such Lender will notify Borrower that it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it determines to request such compensation.

(d)           Compensation Procedure.  Any Lender notifying Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to Borrower and Administrative Agent set forth in reasonable detail the basis and amount of its request for compensation.  Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to Section 5.01(c), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis.  Any request for additional compensation under this Section 5.01 shall be paid by Borrower within thirty (30) days of the receipt by Borrower of the notice described in this Section 5.01(d).

Section 5.02           Limitation on LIBOR Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Adjusted Rate for any Interest Period:

(a)           Administrative Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Adjusted Rate” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(b)           Administrative Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR Adjusted Rate” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans.

Section 5.03           Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify Borrower thereof and such Lender’s obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

Section 5.04           Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03.  If the obligation of any Lender to make LIBOR Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 (“Affected Loans”), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section 5.03 has occurred and such Lender so requests by notice to Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.

Section 5.05          Compensation.  Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender determines are attributable to:

(a)           any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.01) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

ARTICLE VI

Conditions Precedent

Section 6.01           Initial Funding.  The obligation of the Lenders to make the Initial Funding is subject to the receipt by Administrative Agent and the Lenders of all fees payable pursuant to Section 2.04 on or before the Closing Date and the receipt by Administrative Agent of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to Administrative Agent in form and substance:

(a)           A certificate of officer of Borrower setting forth (i) resolutions of its Managers with respect to the authorization of Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the Charter Documents of Borrower, certified as being true and complete.  Administrative Agent and the Lenders may conclusively rely on such certificate until Administrative Agent receives notice in writing from Borrower to the contrary.

(b)           Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of Borrower.

(c)            A Compliance Certificate duly and properly executed by a Responsible Officer and dated as of the date of the Initial Funding.

(d)           The Notes, duly completed and executed.

(e)           The Security Instruments, including those described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(f)            A favorable opinion of Schaeffer Hutchinson P.C., counsel to Borrower, in form and substance satisfactory to Administrative Agent, as to such matters incident to the transactions herein contemplated as Administrative Agent may reasonably request.

(g)           Environmental assessment reports relating to the Oil and Gas Properties of Borrower as may be requested by Administrative Agent, including environmental audits, phase I reports or other environmental reports of any nature whatsoever (whether prepared internally or by third party consultants); and Administrative Agent must be satisfied with the results of the review of such reports and environmental condition of such Oil and Gas Properties.

(h)           Administrative Agent shall have received, reviewed and be satisfied with the results of the review of the Initial Reserve Report and any other related engineering data with respect to the Oil and Gas Properties included therein for which value was given to the Borrowing Base.

(i)            A certificate of insurance coverage of Borrower evidencing that Borrower is carrying insurance in accordance with Section 7.18.

(j)            Title information as Administrative Agent may require setting forth a status of title acceptable to Administrative Agent and the Lenders to at least 85% of the value of the Oil and Gas Properties included in the Initial Reserve Report.

(k)           Administrative Agent shall have received and reviewed, with respect to Borrower and its Subsidiaries, (i) Charter Documents and (ii) information regarding litigation, insurance, contingent liabilities, pension liabilities (actual and contingent) and the material contracts described in Section 7.21; and Administrative Agent, the Lenders and counsel to Administrative Agent shall be satisfied with the results of such reviews.

(l)           Administrative Agent shall have received, reviewed and be satisfied with the most recent consolidated annual and interim financial statements of Parent and its Subsidiaries.

(m)           Administrative Agent shall have received and reviewed (i) a pro-forma balance sheet of Borrower reflecting Borrower’s financial position immediately upon closing of the GFB Acquisition and (ii) projections and budget of Borrower for the operations of Borrower through December 31, 2011; and be satisfied with the results of such review.

(n)           Administrative Agent shall have received and reviewed documentation pursuant to which Parent is to contribute to Borrower net cash proceeds as equity in an amount of at least $43,000,000 and be satisfied with the results of such review, and received evidence reasonably satisfactory to Administrative Agent that prior to or concurrently with the Initial Funding, Borrower shall have received such equity contribution in the amount of at least $43,000,000.

(o)           Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance satisfactory to Administrative Agent, certifying to various matters in connection with the GFB Acquisition, including that concurrently with the Initial Funding, Borrower is consummating the GFB Acquisition.

(p)           Appropriate UCC search certificates reflecting no prior Liens in any Property of Borrower and releases of Liens and UCC Termination Statements relating to Liens in favor of prior lienholders or secured parties covering various of the Properties being acquired as part of the GFB Acquisition.

(q)           Letters in Lieu executed by Borrower to Purchasers as of the Closing Date, Letters in Lieu executed by Borrower in blank, and a list of Purchasers with address, telephone and facsimile numbers, e-mail address (if available) and contact individual for each Purchaser.

(r)            Such other documents as Administrative Agent or any Lender or special counsel to Administrative Agent may reasonably request.

Section 6.02           Initial and Subsequent Loans and Letters of Credit.  The obligation of the Lenders to make Loans to Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of Borrower (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a)           no Default shall exist;

(b)           no Material Adverse Effect shall have occurred; and

(c)           the representations and warranties made by Borrower in Article VII and by Borrower and Guarantors in the other Loan Documents to which they are a party shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders may expressly consent in writing to the contrary.

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by Borrower hereunder shall constitute a certification by Borrower that the statements set forth in Section 6.02(a), (b) and (c) are true (both as of the date of such notice and, unless Borrower otherwise notifies Administrative Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit, as of the date thereof).

Section 6.03           Conditions Precedent for the Benefit of Lenders.  All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 6.04           No Waiver.  No waiver of any condition precedent shall preclude Administrative Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan or preclude the Lenders from thereafter declaring that the failure of Borrower to satisfy such condition precedent constitutes a Default.

ARTICLE VII

Representations and Warranties

Borrower represents and warrants to Administrative Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

Section 7.01           Existence.  Each of Borrower and each Subsidiary:  (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) has all requisite entity power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 7.02          Financial Condition.  The audited consolidated balance sheet of Parent and its Consolidated Subsidiaries as at December 31, 2006 and the related consolidated statement of income, stockholders’ equity and cash flow of Parent and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Malone & Bailey, P.C. heretofore furnished to each of the Lenders and the unaudited consolidated balance sheet of Parent and its Consolidated Subsidiaries as at September 30, 2007 and their related consolidated statements of income, stockholders’ equity and cash flow of Parent and its Consolidated Subsidiaries for the nine month period ended on such date heretofore furnished to Administrative Agent, are complete and correct and fairly present in all material respects the consolidated financial condition of Parent and its Consolidated Subsidiaries as at said dates and the results of its operations for the fiscal year and the nine month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments).  Neither Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in Schedule 7.02.  Since the date of formation of Borrower, there has been no change or event having a Material Adverse Effect.  Since the date of formation of Borrower, neither the business nor the Properties of Borrower or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 7.03           Litigation.  Except as disclosed to the Lenders in Schedule 7.03 hereto, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower threatened against or affecting Borrower or any Subsidiary which involves the possibility of any judgment or liability against Borrower or any Subsidiary not fully covered by insurance (except for normal deductibles).

Section 7.04           No Breach.  Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by-laws of Borrower or any Subsidiary, or any Governmental Requirement or any agreement or instrument to which Borrower or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 7.05           Authority.  Borrower and each Subsidiary have all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of Borrower and each Subsidiary, enforceable in accordance with their terms.

Section 7.06           Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by Borrower or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 7.07           Use of Loans.  The proceeds of the Loans shall be used (i) for the GFB Acquisition, (ii) for working capital, capital expenditures and other lawful general business purposes of Borrower and its Subsidiaries (excluding distributions to holders of Capital Securities in Borrower or any Subsidiary) and (iii) to finance permitted acquisitions of Oil and Gas Properties and other assets related to the exploration, production and development of Oil and Gas Properties; provided, however, none of the funds comprising the Overadvance Amount will be used for the GFB Acquisition.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08            ERISA.

(a)            Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)            No act, omission or transaction has occurred which could result in imposition on Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)           None of Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)           None of Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)            None of Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09           Taxes.  Except as set out in Schedule 7.09, each of Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by Borrower or any Subsidiary.  The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate.  No tax lien has been filed and, to the knowledge of Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

Section 7.10            Titles, Etc.

(a)           Except as set out in Schedule 7.10, each of Borrower and its Subsidiaries has good and indefeasible title to its material (individually or in the aggregate) Properties comprised of real Property and has good and marketable title to and is possessed of its material (individually or in the aggregate) Properties comprised of personal Property, free and clear of all Liens, except Liens permitted by Section 9.02.  Except as set forth in Schedule 7.10, after giving full effect to the Excepted Liens, Borrower owns the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report.  All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.

(b)           All leases and agreements necessary for the conduct of the business of Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would affect in any material respect the conduct of the business of Borrower and its Subsidiaries.

(c)           All of the assets and Properties of Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

Section 7.11           No Material Misstatements.  No written information, statement, exhibit, certificate, document or report furnished to Administrative Agent and the Lenders (or any of them) by or on behalf of Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to Borrower and its Subsidiaries taken as a whole.  There is no fact peculiar to Borrower or any Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to Administrative Agent by or on behalf of Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.  To the best knowledge of Borrower, there are no statements or conclusions in any Reserve Reports which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12           Investment Company Act.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.13           Subsidiaries.  Except as set forth on Schedule 7.13, Borrower has no Subsidiaries.

Section 7.14           Location of Business and Offices, Etc.

  Borrower’s principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement.  The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 7.14.  The tax identification number, organizational identification number and state of formation for Borrower and each Subsidiary are set forth on Schedule 7.14.

Section 7.15           Defaults.  Neither Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Material Agreement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound which default would have a Material Adverse Effect.  No Default hereunder has occurred and is continuing.

Section 7.16           Environmental Matters.  Except (i) as provided in Schedule 7.16 or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a)            Neither any Property of Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)           Without limitation of clause (a) above, no Property of Borrower or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)           All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed or will be duly obtained and filed promptly after the closing of the GFB Acquisition, and Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)           All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)           Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)           To the extent applicable, all Property of Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)           Neither Borrower nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

Section 7.17           Compliance with the Law.  Neither Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.  Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in this connection, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

Section 7.18           Insurance.  Schedule 7.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by Borrower and each Subsidiary.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with all requirements of law and of all agreements to which Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.18 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Schedule 7.18 identifies all material risks, if any, which Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured.  Neither Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

Section 7.19           Hedging Agreements.  Schedule 7.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 7.20           Restriction on Liens.  Neither Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than the Loan Documents), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties.

Section 7.21           Material Agreements.  Set forth on Schedule 7.21 hereto is a complete and correct list of all Material Agreements in effect or to be in effect on the Closing Date, other than the standard A.A.P.L. form 610 operating agreements relating to Borrower’s Oil and Gas Properties.  Borrower has heretofore delivered to the Agent and the Lenders a complete and correct copy of all Material Agreements, including the Phoenix Agreement, but excluding the standard A.A.P.L. form 610 operating agreements relating to Borrower’s Oil and Gas Properties.

Section 7.22           Solvency.  Immediately after the Initial Funding and after giving effect to the application of the proceeds of the Initial Funding, (a) the fair value of the Property of Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted  following the Initial Funding.

Section 7.23           Gas Imbalances.  Except as set forth on Schedule 7.23 or on the most recent certificate delivered pursuant to Section 8.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to Borrower’s Oil and Gas Properties which would require Borrower to deliver, in the aggregate, two percent (2.0%) or more of the monthly production from Hydrocarbons produced from Borrower’s Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.24           Permits, Licenses, Franchises, Patents and Trademarks.  Borrower and each Subsidiary has all permits and owns or is licensed or otherwise has the right to use all of the patents, trademarks, trade names, copyrights, franchises, licenses and rights, as the case may be, necessary for the conduct of its business, which ownership, patents, trademarks, trade names, copyrights, licenses, franchises, permits and rights of Borrower and each Subsidiary, as the case may be, are free and clear of Liens, except for Liens permitted by the Loan Documents.  There does not exist, nor to the knowledge of Borrower, has there been threatened against Borrower or any Subsidiary, any material liability of Borrower or any Subsidiary in respect of any claim or infringement of any of the foregoing.

ARTICLE VIII

Affirmative Covenants

Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by Borrower hereunder:

Section 8.01           Reporting Requirements.  Borrower shall deliver, or shall cause to be delivered, to Administrative Agent with sufficient copies for each of the Lenders and Administrative Agent shall deliver such copies to the Lenders:

(a)           Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of Borrower, the audited consolidated statements of income, members’ equity, changes in financial position and cash flows of Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of Malone & Bailey, PC or other independent public accountants of recognized national standing acceptable to Administrative Agent which opinion shall state that said financial statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

(b)           Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Borrower beginning with the fiscal quarter ending September 30, 2008, consolidated statements of income, members’ equity, changes in financial position and cash flows of Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present in all material respects the consolidated and consolidating financial condition and results of operations of Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(c)           Compliance Certificate.  At the time each set of financial statements pursuant to Sections 8.01(a) or (b) above and each report pursuant to Section 8.01(f) below is furnished, a Compliance Certificate executed by a Responsible Officer, which among other things, (i) certifies as to the matters set forth therein and states that no Default exists (or, if any Default exists, describing the same in reasonable detail), and (ii) sets forth in reasonable detail the computations necessary to determine whether Borrower is in compliance with Section 9.11 as of the end of the respective fiscal quarter or fiscal year.

(d)           Notice of Default, Etc.  Promptly after Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action Borrower proposes to take with respect thereto.

(e)            Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower and its Subsidiaries, and a copy of any response by Borrower or any Subsidiary of Borrower, or the Board of Directors of Borrower or any Subsidiary of Borrower, to such letter or report.

(f)            Hedging Agreements and Property Reports.  As soon as available and in any event within 15 days after the last day of each calendar quarter, a report certified as true and complete in all material respects by a Responsible Officer, in form and substance satisfactory to Administrative Agent, (i) setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, and the counter party to each such agreement, and (ii) setting forth a list of any Oil and Gas Properties acquired and any oil or gas wells drilled or brought on line not reflected in a previous report.

(g)           Production Reports, Etc.  As soon as available and in any event within 15 days after the end of each month, reports certified as true and complete in all material respects by a Responsible Officer, regarding production and general and administrative cost summaries by lease for its Oil and Gas Properties, in form and substance satisfactory to Administrative Agent, which reports shall include (i) quantities or volume of production, revenue, realized product prices, operating expenses, taxes, capital expenditures and lease operating costs which have accrued to Borrower’s accounts in such period, (ii) the name, address, telephone and facsimile numbers, e-mail address (if available) and contact individual for each Purchaser, and (iii) such other information with respect thereto as Administrative Agent or the Lenders may require.

(h)           Reserve Report Certificate.  Concurrent with delivery of each Reserve Report furnished pursuant to Section 8.07, a completed Reserve Report Certificate, duly executed by a Responsible Officer.

(i)            Tax Returns.  As soon as available and in any event within 15 days after the filing of any tax return, or any other filing with a taxing authority, of the Guarantor, Borrower or any Subsidiary, a copy of such filed tax return or other filing, together with all exhibits and attachments thereto.

(j)            SEC Filings, Etc.  Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by Parent and/or Borrower to stockholders or equity holders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by Parent and/or Borrower with or received by Parent and/or Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(k)            Notices Under Other Loan Agreements.  Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(l)            Other Matters.  From time to time such other information regarding the business, affairs or financial condition of Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or Administrative Agent may reasonably request.

Section 8.02           Litigation.  Borrower shall promptly give to Administrative Agent notice of: (i)  all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting Borrower or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought.  Borrower will, and will cause each of its Subsidiaries to, promptly notify Administrative Agent and each of the Lenders of any claim, judgment, Lien or other encumbrance affecting any Property of Borrower or any Subsidiary.

Section 8.03            Maintenance, Etc.

(a)            Generally.  Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges, licenses, franchises and other rights necessary to conduct its business; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or Administrative Agent (as the case may be).

(b)           Insurance.  Borrower shall and shall cause each Subsidiary to keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available.  Borrower shall promptly obtain endorsements to such insurance policies naming “The Bank of Nova Scotia, as Administrative Agent for the Lenders” as joint loss payee and containing provisions that such policies will not be canceled without 30 days prior written notice having been given by the insurance company to Administrative Agent.

(c)           Proof of Insurance.  Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, Borrower will furnish or cause to be furnished to Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to Administrative Agent and, if requested, will furnish Administrative Agent and the Lenders copies of the applicable policies.

(d)           Oil and Gas Properties.  Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.  Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, and (iii) do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 9.12.  Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in the manner of a prudent operator in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

Section 8.04           Environmental Matters.

(a)           Establishment of Procedures.  Borrower will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of Borrower and its Subsidiaries and the operations conducted thereon and other activities of Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b)           Notice of Action.  Borrower will promptly notify Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which Borrower has knowledge in connection with any Environmental Laws, excluding routine testing and corrective action.

(c)           Future Acquisitions.  Borrower will and will cause each Subsidiary to provide environmental audits and tests as reasonably requested by Administrative Agent and the Lenders (or as otherwise required to be obtained by Administrative Agent or the Lenders by any Governmental Authority) in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.05           Further Assurances.  Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement and any other Loan Document.  Borrower, at its expense, will and will cause each Subsidiary to promptly execute and deliver to Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of Borrower or any Subsidiary, as the case may be, in this Agreement and any other Loan Document, or to further evidence and more fully describe the collateral intended as security for the Obligations or to correct any omissions in the Loan Documents, or to state more fully the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06           Performance of Obligations.  Borrower will pay the Notes according to the reading, tenor and effect thereof; and Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, at the time or times and in the manner specified.

Section 8.07           Engineering Reports.

(a)            Scheduled Redetermination.  On or before May 1 of each year Borrower shall furnish, or cause to be furnished, to Administrative Agent and the Lenders the as of December 31 Reserve Report, and on or before November 1 of each year Borrower shall furnish, or cause to be furnished, to Administrative Agent and the Lenders the as of June 30 Reserve Report; provided, however, the Initial Reserve Report shall satisfy the requirement for the Reserve Report required to be delivered on or before May 1, 2008.  The as of December 31 Reserve Report of each year shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to Administrative Agent and the as of June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately proceeding as of December 31 Reserve Report; provided, however, the as of June 30 Reserve Report to be delivered on or before November 1, 2008 shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to Administrative Agent.

(b)           Unscheduled Redetermination.  In the event of an unscheduled redetermination, Borrower shall furnish to Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report.  For any unscheduled redetermination requested by the Majority Lenders or Administrative Agent pursuant to Section 2.08(e), Borrower shall provide as soon as possible, but in any event no later than 30 days following the receipt of the request by Administrative Agent, such Reserve Report with an “as of” date not more than 60 days prior to the anticipated date of redetermination or as otherwise required by the Majority Lenders or Administrative Agent. For each request by Borrower of an unscheduled redetermination of the Borrowing Base, Borrower agrees to pay Administrative Agent an engineering and administration fee in an amount agreed to between Borrower and Administrative Agent and reflective of the market for such fee at the time, payable concurrent with delivery of the Reserve Report required by this Section.

Section 8.08           Title Information.

(a)            Delivery.  On or before the delivery to Administrative Agent and the Lenders of each Reserve Report required by Section 8.07(a), Borrower will deliver title information in form and substance acceptable to Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Administrative Agent shall have received together with title information previously delivered to Administrative Agent, satisfactory title information on at least eighty-five percent (85%) of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)            Cure of Title Defects.  Borrower shall cure any title defects or exceptions which are not Excepted Liens raised by the information described in Section 8.08(a), or substitute as Collateral acceptable Oil and Gas Properties with no title defects or exceptions except for Excepted Liens covering Oil and Gas Properties of an equivalent value (but for such title defects or exceptions), within 60 days after a request by Administrative Agent or the Lenders to cure such defects or exceptions.

(c)            Failure to Cure Title Defects.  If Borrower is unable to cure any title defect requested by Administrative Agent or the Lenders to be cured within the 60 day period or Borrower does not comply with the requirements to provide acceptable title information covering eighty-five percent (85%) of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default or an Event of Default, but instead Administrative Agent and the Lenders shall have the right to exercise, in their sole discretion from time to time, the remedy described in the next sentence, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of such remedy by Administrative Agent or the Lenders.  To the extent that Administrative Agent or the Lenders are not satisfied with title to any Oil and Gas Properties comprising Collateral after the time period in Section 8.08(b) has elapsed, such unacceptable Oil and Gas Property Collateral shall not count towards the eighty-five percent (85%) requirement, and Administrative Agent may send a notice to Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by all of the Lenders to cause Borrower to be in compliance with the requirement to provide acceptable title information on eighty-five percent (85%) of the value of the Oil and Gas Properties comprising Collateral.  This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.09           Collateral; Additional Guarantors.

(a)            Collateral.  The Obligations shall be secured by a perfected first priority Lien (subject only to Excepted Liens) granted to Administrative Agent for the benefit of the Beneficiaries in (i) all of Borrower’s and its Subsidiaries’ rights, titles and interests, now owned or hereafter acquired, in any Oil and Gas Properties, and contracts and any other rights related thereto, (ii) all personal Property of Borrower and its Subsidiaries and (iii) all of the issued and outstanding Capital Securities of all existing and/or hereafter created and/or acquired Subsidiaries of Borrower.

(b)           Lien in Acquired Oil and Gas Properties.  Should Borrower or any of its Subsidiaries acquire any additional Oil and Gas Properties or additional interests in its existing Oil and Gas Properties, Borrower and/or such Subsidiary, as applicable, will grant to Administrative Agent as security for the Obligations a first priority Lien interest (subject only to Excepted Liens) on Borrower’s or such Subsidiary’s interest in any Oil and Gas Properties not already subject to a Lien of the Security Instruments, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance satisfactory to Administrative Agent in its sole discretion and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(c)           Title Information.  Concurrently with the granting of the Lien or other action referred to in Subsection (b) of this Section, Borrower will provide, or cause to be provided, to Administrative Agent title information in form and substance satisfactory to Administrative Agent in its sole discretion with respect to Borrower’s and each Subsidiary’s interests in its Oil and Gas Properties.

(d)           Legal Opinions.  Also, concurrently with the filing of any new Security Instrument in any state wherein Security Instruments have not previously been filed or there is reason to believe the law applicable to Security Instruments may have changed, upon the reasonable request of Administrative Agent, Borrower will provide to Administrative Agent an opinion addressed to Administrative Agent for the benefit of the Lenders in form and substance satisfactory to Administrative Agent in its sole discretion from counsel acceptable to Administrative Agent, stating that the Security Instrument is valid, binding and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which such Security Instrument will perfect the Lien created thereby.

(e)           Additional Guarantors.  If, at any time, the necessary consent to create or acquire a Subsidiary is obtained, then Borrower shall, or shall cause such new Subsidiary, to promptly (x) execute and deliver a Guaranty Agreement or a joinder to a Guaranty Agreement (y) pledge all of the Capital Securities of such new Subsidiary (including, without limitation, delivery of original certificates evidencing the Capital Securities of such new Subsidiary, together with an appropriate undated transfer power for each certificate duly executed in blank by the registered owner thereof) and (z) execute and deliver such other Loan Documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.10           ERISA Information and Compliance.  Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to Administrative Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan (other than a Multiemployer Plan), Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.11           Hedging Agreements.  Borrower may maintain Hedging Agreements; provided that such Hedging Agreements (i) are in form and substance satisfactory to Administrative Agent and the Majority Lenders (ii) shall be with a Lender or, as approved by Administrative Agent and the Majority Lenders, other unsecured counterparty, (iii) are entered into as a part of Borrower’s normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Borrower’s operations, and (iv) shall not at any time, in the aggregate, cover more than eighty-five percent (85%) of estimated production of Hydrocarbons of Borrower from its Oil and Gas Properties for each individual period covered by Hedging Agreements.  At any time that Borrower has Loans outstanding in an amount exceeding seventy-five percent (75%) of the Borrowing Base, the Lenders may require Borrower to maintain Hedging Agreements or other contractual agreements upon terms, including projected production volumes, and pursuant to documentation, in form and substance satisfactory to Administrative Agent and the Majority Lenders.  For purposes of this Section 8.11, the notional volumes and corresponding swap volumes so determined shall be calculated and recorded separately for natural gas and crude oil, and natural gas volumes shall include associated natural gas liquids volumes.  In no event shall any Hedging Agreement contain any current requirement, agreement or covenant for the Borrower or any Subsidiary to pledge collateral or post margin, to secure their obligations under such Hedging Agreements or to cover market exposures.

ARTICLE IX

Negative Covenants

Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by Borrower hereunder, without the prior written consent of the Majority Lenders:

Section 9.01           Debt.  Neither Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(a)           the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations.

(b)           Debt of Borrower existing on the Closing Date which is disclosed in Schedule 9.01, and any renewals or extensions (but not increases) thereof.

(c)           accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefore.

(d)           Debt under capital leases (as required to be reported on the financial statements of Borrower pursuant to GAAP) and purchase money Debt, in each case for the acquisition of equipment, which in each purchase money Debt case shall not exceed 100% of the lesser of the total purchase price and the fair market value of the Property acquired as determined at the time of acquisition; provided that all Debt incurred as described in this clause (d) shall not exceed $500,000 in the aggregate outstanding at any time.

(e)           Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(f)           Subject to the provisions of Section 8.11, Debt of Borrower and its Subsidiaries under Hedging Agreements with a Lender or as approved by the Majority Lenders entered into as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Borrower’s operations.

Section 9.02           Liens.  Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any Obligations.

(b)           Excepted Liens.

(c)            Liens securing capital leases or purchase money Debt allowed under Section 9.01(d), but only on the Property under lease or acquired with such Debt or the proceeds thereof.

(d)           Liens disclosed on Schedule 9.02 .

(e)            Liens on cash or securities of Borrower securing the Debt described in Section 9.01(e).

Section 9.03           Investments, Loans and Advances.  Neither Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a)            investments, loans or advances which are disclosed to the Lenders in Schedule 9.03;

(b)           accounts receivable arising in the ordinary course of business.

(c)            direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)           commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.

(e)           deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively.

(f)           deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e).

(g)           investments by Borrower in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto.

Section 9.04          Dividends, Distributions and Redemptions.  Borrower will not declare or pay any dividend or distribution, return any capital to its members or make any distribution of its assets to its members; provided, however, Borrower may make Permitted Tax Distributions for which Borrower provides to Administrative Agent reasonable verification of the corresponding tax liability of its member.

Section 9.05           Sales and Leasebacks.  Neither Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06           Nature of Business.  Neither Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas acquisition, exploration and production company.

Section 9.07            Mergers, Etc.

  Neither Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person.

Section 9.08           Proceeds of Notes; Letters of Credit.  Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07, and specifically, will not use any of the funds comprising the Overadvance Amount for the GFB Acquisition.  Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.09            ERISA Compliance.  Borrower will not at any time:

(a)            Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c)            Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d)           Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)            Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)            Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)           Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)           Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)            Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)            Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10           Sale or Discount of Receivables.  Neither Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11            Financial Covenants.

(a)           Current Ratio  Borrower will not permit the ratio of (i) consolidated current assets (including any amounts available under the facility of this Agreement) to (ii) consolidated current liabilities (excluding current maturities of the Notes) to be less than 1.0 to 1.0 at any time.  As used in this Section, “consolidated current assets” shall mean shall mean shall mean assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries, but excluding non-cash assets under FAS 133, and “consolidated current liabilities” shall mean liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries, but excluding non-cash obligations under FAS 133.

(b)           Leverage Ratio.  Borrower will not permit its Leverage Ratio as of the end of any fiscal quarter of Borrower (calculated quarterly at the end of each fiscal quarter) to be greater than 3.50 to 1.00.  For purposes of this Section 9.11(b), “Leverage Ratio” shall mean the ratio of (i) Funded Debt as of the end of such four fiscal quarters of Borrower and its Consolidated Subsidiaries to (ii) EBITDA for the four fiscal quarters ending on such date.  For purposes of the calculations in this Section to be made prior to the fourth full fiscal quarter to elapse after the Closing Date, EBITDA shall be determined by multiplying the sum of EBITDA for each of the fiscal quarters actually elapsed from and including the first fiscal quarter of 2008 through and including the fourth fiscal quarter of 2008 by a fraction, the numerator of which is 4 and the denominator of which is the number of such actually elapsed fiscal quarters.

(c)            Interest Coverage Ratio.  Borrower will not permit its Interest Coverage Ratio as of the end of any fiscal quarter of Borrower (calculated quarterly at the end of each fiscal quarter) to be less than 2.50 to 1.00.  For the purposes of this Section 9.11(c), “Interest Coverage Ratio” shall mean the ratio of (i) EBITDA for the four fiscal quarters ending on such date to (ii) cash interest payments made for such four fiscal quarters of Borrower and its Consolidated Subsidiaries.  For purposes of the calculations in this Section to be made prior to the fourth full fiscal quarter to elapse after the Closing Date, EBITDA and the amount of cash interest payments shall be determined by multiplying the sum of each such component for each of the fiscal quarters actually elapsed from and including the first fiscal quarter of 2008 through and including the fourth fiscal quarter of 2008 by a fraction, the numerator of which is 4 and the denominator of which is the number of such actually elapsed fiscal quarters.

Section 9.12           Sale of Properties.  Borrower will not, and will not permit any Subsidiary to, Transfer between immediately successive Scheduled Redetermination Dates any Oil and Gas Properties, or any interest in any Oil and Gas Properties, for which value was given in the most recent Borrowing Base redetermination which in the aggregate have a fair market value in excess of $500,000.

Section 9.13           Environmental Matters.  Neither Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

Section 9.14           Transactions with Affiliates.  Neither Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate, except (i) such transactions as are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (ii) capital contributions from Parent in the form of common equity.

Section 9.15           Subsidiaries.  Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries.  Borrower shall not and shall not permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary, except to Borrower or any Subsidiary that is a Guarantor and except in compliance with Section 9.03.

Section 9.16           Negative Pledge Agreements.  Neither Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than the Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary from paying dividends to Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17           Gas Imbalances, Take-or-Pay or Other Prepayments.  Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of Borrower or any Subsidiary which would require Borrower or any Subsidiary to deliver in the aggregate two percent (2.0%) or more of their Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 9.18           Material Operational Agreements.  Without the prior written consent of the Lenders, Borrower shall not enter into any amendment, supplement, restatement or other modification of any Material Agreement, including the Phoenix Agreement.

ARTICLE X

Events of Default; Remedies

Section 10.01          Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)            Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any Loan Document; or

(b)            Borrower or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c)           any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower or any Subsidiary, or any certificate furnished to any Lender or Administrative Agent pursuant to the provisions hereof or any other Loan Document, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)           Borrower shall default in the performance of any of its obligations under Article IX, Sections 8.01(a) or (d) or any other Article of this Agreement other than under Article VIII (excluding Sections 8.01(a) and (d)); or Borrower shall default in the performance of any of its obligations under Article VIII (excluding Sections 8.01(a) and (d)) or any other Loan Document (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to Borrower by Administrative Agent or any Lender (through Administrative Agent), or (ii) Borrower otherwise becoming aware of such default; or

(e)           any Guarantor shall default in the performance of any of its obligations under its Guaranty Agreement (other than the payment of amounts due, which shall have no grace period) and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to Borrower and such Guarantor by Administrative Agent or any Lender (through Administrative Agent), or (ii) Borrower or any Guarantor otherwise becoming aware of such default; or

(f)           Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g)           Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h)           a proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(i)            a judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court against Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured by posting a bond or otherwise, within thirty (30) days from the date of entry thereof and Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j)            the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or Borrower or any Guarantor shall so state in writing; or

(k)            an event having a Material Adverse Effect shall occur; or

(l)            Borrower discontinues its usual business or a Change of Control occurs; or

(m)           any Subsidiary or Guarantor takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (f), (g), (h) or (i), or if any provision of any Guaranty Agreement related thereto shall for any reason cease to be valid and binding on such Guarantor or if such Guarantor shall so state in writing.

Section 10.02          Remedies.

(a)           In the case of an Event of Default other than one referred to in clauses (f), (g) or (h) of Section 10.01 or in clause (m) to the extent it relates to clauses (f), (g) or (h), Administrative Agent, upon request of the Majority Lenders, shall, by notice to Borrower, cancel the Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(b)           In the case of the occurrence of an Event of Default referred to in clauses (f), (g) or (h) of Section 10.01 or in clause (m) to the extent it relates to clauses (f), (g) or (h), the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

(c)           All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the other Loan Documents; second to fees; third pro rata to accrued interest on the Notes; fourth pro rata to principal outstanding on the Notes and any other Obligations; fifth to serve as cash collateral to be held by Administrative Agent to secure the LC Exposure; and any excess shall be paid to Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

Administrative Agent

Section 11.01         Appointment, Powers and Immunities.  Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents):  (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by Borrower or any other Person (other than Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.  Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts.  Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with Administrative Agent.  Administrative Agent is authorized to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.

Section 11.02        Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.

Section 11.03         Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless Administrative Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a “Notice of Default.”  In the event that Administrative Agent receives such a notice of the occurrence of a Default, Administrative Agent shall give prompt notice thereof to the Lenders.  In the event of a payment Default, Administrative Agent shall give each Lender prompt notice of each such payment Default.

Section 11.04         Rights as a Lender.   With respect to its Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, Scotia Capital (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity.  Scotia Capital (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower (and any of its Affiliates) as if it were not acting as Administrative Agent, and Scotia Capital and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 11.05        Indemnification.  The Lenders agree to indemnify Administrative Agent and the Issuing Bank ratably in accordance with their Percentage Shares for the Indemnity Matters as described in section 12.03 to the extent not indemnified or reimbursed by Borrower under section 12.03, but without limiting the obligations of Borrower under said section 12.03 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or the Issuing Bank in any way relating to or arising out of: (i) this Agreement, the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Loan Document or of any such other documents; whether or not any of the foregoing specified in this section 11.05 arises from the sole or concurrent negligence of Administrative Agent or the Issuing Bank, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Administrative Agent.

Section 11.06         Non-Reliance on Administrative Agent and other Lenders.  Each Lender acknowledges and agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement, the Notes, any other Loan Document or any other document referred to or provided for herein or to inspect the properties or books of Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower (or any of its Affiliates) which may come into the possession of Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Burleson Cooke L.L.P. is acting in this transaction as special counsel to Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.07         Action by Administrative Agent.  Except for action or other matters expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions of the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall Administrative Agent be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement and the other Loan Documents or applicable law.  In connection with taking any action pursuant to this Section or otherwise under this Agreement, Administrative Agent may engage legal counsel and/or other qualified consultants to act at the instructions of and on behalf of Administrative Agent, and such legal counsel and/or consultants shall be afforded all of the indemnities and other protections afforded to Administrative Agent pursuant to Article XI.

Section 11.08         Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder.  After any resigning Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

ARTICLE XII

Miscellaneous

Section 12.01         Waiver.  No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02         Notices.  All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made in writing by telecopy, e-mail, courier or U.S. Mail and telecopied, e-mailed, mailed or delivered to the intended recipient according to the “Notice Information” specified below its name on the signature pages hereof or in the Loan Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party; provided, however, any notice or request pursuant to Section 2.02 for any borrowing, continuation or conversion of a Loan or issuance, renewal or extension of a Letter of Credit shall not be given or made by e-mail and any other notice or communication that is made or given by e-mail shall be promptly followed by notice made or given by at least one other method described in this Section.  Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given (i) when transmitted before 3:00 p.m. Houston, Texas time on a Business Day (otherwise on the next succeeding Business Day) by telecopier and evidence or confirmation of receipt is obtained, (ii) when delivered if personally delivered or (iii) in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, and in each case given or addressed as aforesaid.

Section 12.03          Payment of Expenses, Indemnities, Etc.

(a)           Borrower agrees:

(i)           whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of Administrative Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for Administrative Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for Administrative Agent and any of the Lenders); and promptly reimburse Administrative Agent for all amounts reasonably expended, advanced or incurred by Administrative Agent or the Lenders to satisfy any obligation of Borrower under this Agreement or any other Loan Document, including without limitation, all costs and expenses of foreclosure;

(ii)           to indemnify Administrative Agent and each Lender and each of their Affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by Borrower of the proceeds of any of the Loans or Letters of Credit, (ii) the execution, delivery and performance of the Loan Documents, (iii) the operations of the business of Borrower and its Subsidiaries, (iv) the failure of Borrower or any Subsidiary to comply with the terms of any Loan Document, or with any Governmental Requirement, (v) any inaccuracy of any representation or any breach of any warranty of Borrower or any Guarantor set forth in any of the Loan Documents, (vi) the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, or (vii) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (viii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (ix) any other aspect of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of claims between the Lenders or any Lender and Administrative Agent or a Lender’s shareholders against Administrative Agent or Lender or by reason of the gross negligence or willful misconduct on the part of the Indemnified Party; and

(iii)           to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance by Borrower or any Subsidiary with any Environmental Law applicable to Borrower or any Subsidiary, (iii) due to past ownership by Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by Borrower or any Subsidiary, or (v) any other environmental, health or safety condition in connection with the Loan Documents; provided, however, no indemnity shall be afforded under this section 12.03(a)(iii) in respect of any Property for any occurrence arising from the acts or omissions of Administrative Agent or any Lender during the period after which such Person, its successors or assigns shall have obtained possession of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(b)           No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.

(c)           In the case of any indemnification hereunder, Administrative Agent or Lender, as appropriate shall give notice to Borrower of any such claim or demand being made against the Indemnified Party and Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between Borrower and such Indemnified Party.

(d)           The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties.  to the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

(e)           Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(f)            Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by Borrower of notice of the amount due.

Section 12.04          Amendments, Etc.  Any provision of this Agreement or any other Loan Document may be amended, modified or waived with Borrower’s and the Majority Lenders’ prior written consent; provided that (i) no amendment, modification or waiver which extends the final maturity of the Loans, increases the Aggregate Maximum Revolving Credit Amounts, increases the Borrowing Base, forgives the principal amount of any Obligations outstanding under this Agreement, releases any guarantor of any Obligations or releases all or substantially all of the collateral, reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, affects Section 2.03(a), this Section 12.04 or Section 12.06(a) or modifies the definition of “Majority Lenders” shall be effective without consent of all Lenders; (ii) no amendment, modification or waiver which increases the Maximum Revolving Credit Amount of any Lender shall be effective without the consent of such Lender; and (iii) no amendment, modification or waiver which modifies the rights, duties or obligations of Administrative Agent shall be effective without the consent of Administrative Agent.

Section 12.05         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.06         Assignments and Participations.

(a)           Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and Administrative Agent.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit E (an “Assignment”); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, such assignment shall require the written consent of Administrative Agent and, if no Event of Default has occurred and is continuing, Borrower (which consent will not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, any such assignment shall be in the amount of at least $5,000,000 or such lesser amount to which Borrower and Administrative Agent have consented and if the assigning Lender has assigned less than all of its Percentage Share of the Loans, such assigning Lender shall retain a Percentage Share of the Loans equating to at least $5,000,000 or such lesser amount to which Borrower and Administrative Agent have consented and (iii) the assignee or assignor shall pay to Administrative Agent a processing and recordation fee of $5,000 for each assignment.  Any such assignment will become effective upon the execution and delivery to Administrative Agent of the Assignment, payment of the recordation fee and, if required, the consent of Administrative Agent and Borrower.  Promptly after receipt of an executed Assignment, Administrative Agent shall send to Borrower a copy of such executed Assignment.  Upon receipt of such executed Assignment, Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear.  Upon the effectiveness of any assignment pursuant to this Section 12.06(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the other Loan Documents.  The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 4.06, 5.01, 5.05 and 12.03 shall not be affected).  Administrative Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this Section 12.06(b), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to Borrower and each of the Lenders.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(c).

(c)           Each Lender may, without the consent of Borrower, Administrative Agent or the Issuing Bank, transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.06(c) to any Person, provided that: (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) Borrower, Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans, (y) reduce the interest rate (other than as a result of waiving the applicability of any Post Default increases in interest rates) or fees applicable to any of the Commitments, Loans or Letters of Credit in which such participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Commitments, Loans or Letters of Credit in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Article V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a Lender.  In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.14.

(d)           The Lenders may furnish any information concerning Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.14.

(e)           Notwithstanding anything in this Section 12.06 to the contrary, any Lender may assign and pledge its Note to any Federal Reserve Bank   No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(f)            Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.07         Invalidity.  In the event that any one or more of the provisions contained in any of the Loan Documents, the Letters of Credit or the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.08         Counterparts; Electronic Delivery of Signature Page.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed signature page of this Agreement and the other Loan Documents by telecopier, e-mail or other electronic means shall be effective as delivery of an original executed signature page of this Agreement and such other Loan Documents and shall be binding on the parties hereto and thereto.  Any party delivering an executed counterpart signature page of this Agreement and any other Loan Documents by electronic means shall also physically deliver original executed counterpart signature pages of this Agreement and such other Loan Documents in the manner and quantity as requested by Agent or Agent’s counsel, but the failure to physically deliver such original executed counterpart signature pages shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Documents.

Section 12.09         Survival.  The obligations of the parties under Section 4.06, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments.  To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each of the other Loan Documents shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and Borrower shall take such action as may be reasonably requested by Administrative Agent and the Lenders to effect such reinstatement.

Section 12.10         Captions.  Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.11       No Oral Agreements.  The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof.  The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 12.12        Governing Law; Submission to Jurisdiction.

(a)           This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located. Ch. 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.

(b)           Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.  this submission to jurisdiction is non-exclusive and does not preclude Administrative Agent or any Lender from obtaining jurisdiction over Borrower in any court otherwise having jurisdiction.

(c)           Borrower hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower at its said address, such service to become effective thirty (30) days after such mailing.  Nothing herein shall affect the right of Administrative Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower or its Properties in any other jurisdiction.

(d)           Borrower, Administrative Agent and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any Loan Document and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative,  agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into  this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section 12.12.

Section 12.13         Interest.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.13 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.13.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter by the indicated weekly rate ceiling from time to time in effect.

Section 12.14         Confidentiality.   In the event that Borrower provides to Administrative Agent or the Lenders written confidential information belonging to Borrower, if Borrower shall denominate such information in writing as “confidential”, Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information.  This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without Administrative Agent or the Lenders breaching their obligation of confidence to Borrower, (iii) are previously known by Administrative Agent or the Lenders from some source other than Borrower, (iv) are hereafter developed by Administrative Agent or the Lenders without using Borrower’s information, (v) are hereafter obtained by or available to Administrative Agent or the Lenders from a third party who owes no obligation of confidence to Borrower with respect to such information or through any other means other than through disclosure by Borrower, (vi) are disclosed with Borrower’s consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of Administrative Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding.  Further, Administrative Agent or a Lender may disclose any such information to any other Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any other Loan Document, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that Administrative Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon Administrative Agent or the Lenders hereunder.  Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period.  Borrower waives any and all other rights it may have to confidentiality as against Administrative Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 12.14.

Section 12.15         Hedging Agreement Security.  The Obligations of Borrower under Hedging Agreements with a Lender or Lender Affiliate entered into while such Lender (or the Lender of a Lender Affiliate) was a party to this Agreement shall remain secured by the Liens of the Security Instruments after such Lender (or such Lender of a Lender Affiliate) has assigned all of its obligations, rights and interests in and to the Loans and under this Agreement (i.e. such Lender is no longer a Lender or the Lender of a Lender Affiliate is no longer a Lender under this Agreement), but, for sake of clarification, any liabilities, obligations or indebtedness of Borrower under Hedging Agreements entered into with any counterparty that is not a Lender or Lender Affiliate at the time such Hedging Agreement is entered into (even if such counterparty previously was or later becomes a Lender or Lender Affiliate), will not be secured by the Liens of the Security Instruments.

Section 12.16         USA Patriot Act.  Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

Section 12.17        Exculpation Provisions.  Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Loan Documents; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Loan Documents; and has received the advice of its attorney in entering into this Agreement and the other Loan Documents; and that it recognizes that certain of the terms of this Agreement and the other Loan Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability.  Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the other Loan Documents on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”

Section 12.18         Prior Credit Agreement.  This Agreement amends and restates in its entirety the terms and conditions set forth in the Prior Credit Agreement.  Accordingly, upon the execution and delivery hereof by all of the parties hereto, the Prior Credit Agreement shall be void and of no further force or effect.  Furthermore, simultaneously with the execution and delivery of the Notes required under Section 2.03 hereof, all of the promissory notes executed by Borrower pursuant to the terms of the Prior Credit Agreement are hereby replaced with the Notes and such promissory notes under the Prior Credit Agreement shall be marked accordingly by the Lenders and returned to Borrower.

Section 12.19         Ratification of Security Instruments.  Borrower acknowledges and agrees that the Obligations under this Agreement are an amendment and restatement of the Obligations under and as defined in the Prior Credit Agreement, and as such are and shall be secured by all of the Property in which Administrative Agent has a Lien pursuant to the Security Instruments without the necessity to formally amend any such Security Instruments to specifically describe the Obligations or this Agreement.  Borrower hereby ratifies and confirms all of the Security Instruments heretofore executed and the terms and provisions contained therein, and acknowledges and agrees that all Liens, claims, rights, titles, interests and benefits created and granted thereby shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby, shall remain in full force and effect and are hereby renewed, extended, carried forward and conveyed as security for the Obligations.  Notwithstanding the foregoing, Borrower shall execute any amendments, supplements, modifications or restatements of any Security Instruments and any new Security Instruments as reasonably requested by the Lenders.

[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ISRAMCO RESOURCES, LLC

By:
Yossi Levy
President

Notice Information:

4801 Woodway, Suite 100E
Houston, Texas 77056
Telephone No.: (713) 621–5946
Telecopier No.:(713) 621-3988
e-mail: jayoil@swbell.net
Attention: Yossi Levy

With copy to:

Schaeffer Hutchinson P.C.
2204 Louisiana, Suite 220
Houston, Texas 77002-8657
Telephone No.: (713) 524-7300
Telecopier No.:(713) 528-5677
e-mail: jhutchinson@schalaw.com
Attention: James H. Hutchinson, III

LENDER AND	THE BANK OF NOVA SCOTIA, individually and as Administrative Agent
ADMINISTRATIVE AGENT:

By:
David Mills
Director

Lending Office for Loans:

One Liberty Plaza
165 Broadway
New York, New York 10006

Notice Information:

The Bank of Nova Scotia
c/o GWS Loan Operations
720 King Street West, 2nd Floor
Toronto, Ontario M5V 2T3
Telephone No.: (212) 225-5706 or (416) 649-4000
Telecopier No.: (212) 225-5708 or (416) 350-5701
e-mail: Karen_lam@scotiacapital.com; John_hall@scotiacapital.com
Attention: U.S. Agency Loan Operations / Karen Lam / John Hall

With copies to:

Scotia Capital
711 Louisiana Street, Suite 1400
Houston, TX 77002-2716
Telephone No.: (713) 759-3438
Telecopier No.: (713) 752-2425
e-mail: david_mills@scotiacapital.com
Attention: David Mills

Burleson Cooke L.L.P.
711 Louisiana Street, Suite 1701
Houston, Texas 77002
Telephone No.: (713) 358-1725
Telecopier No.:(713) 358-1717
e-mail: rmourglia@burlesoncooke.com
Attention: Richard H. Mourglia

LENDER AND SYNDICATION AGENT:	CAPITAL ONE, N.A., individually and as Syndication Agent

By:
Paul D. Hein
Vice President

Lending Office for Loans:

5718 Westheimer, Suite 600
Houston, Texas 77057

Notice Information:

Capital One, N.A.
5718 Westheimer, Suite 600
Houston, Texas 77057
Telephone No.: (713) 435-5281
Telecopier No.: (713) 435-5106
e-mail: kimberley.lopez@capitalonebank.com
Attention: Kimberley Lopez

ANNEX I

LIST OF PERCENTAGE SHARES AND MAXIMUM REVOLVING CREDIT AMOUNTS

Name of Lender	Percentage Share	Maximum Revolving Credit Amount
The Bank of Nova Scotia	50%	$75,000,000
Capital One, N.A.	50%	$75,000,000
TOTAL	100%	$150,000,000

EXHIBIT A

FORM OF NOTE

$_____________________________	___________________, 200__
FOR VALUE RECEIVED, ISRAMCO RESOURCES, LLC, a Texas limited liability company (the “Borrower”) hereby promises to pay to the order of ______________________________ (the “Lender”), at the Principal Office of The Bank of Nova Scotia (the “Administrative Agent”), at One Liberty Plaza, 165 Broadway, New York, NY 10006, the principal sum of _____________ DOLLARS ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of April 28, 2008 among Borrower, the Lenders which are or become parties thereto (including the Lender), Administrative Agent and Capital One, N.A., as Syndication Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by the Lender thereunder.  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

ISRAMCO RESOURCES, LLC

By: ____________________________
Name:
Title:

EXHIBIT B

FORM OF BORROWING, CONTINUATION AND CONVERSION REQUEST

_____________________, 200__

ISRAMCO RESOURCES, LLC, a Texas limited liability company (the “Borrower”), pursuant to the Amended and Restated Credit Agreement dated as of April 28, 2008 among Borrower, The Bank of Nova Scotia, as Administrative Agent for the lenders (the “Lenders”) which are or become parties thereto, Capital One, N.A., as Syndication Agent and such Lenders (together with all amendments or supplements thereto, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):

1.	Loans:

(a)	Aggregate amount of new Loans to be $______________________;

(b)	Requested funding date is _________________, 200__;

(c)	$_____________________ of such borrowings are to be LIBOR Loans;

$_____________________ of such borrowings are to be Base Rate Loans; and

(d)	Length of Interest Period for LIBOR Loans is:

2.	LIBOR Loan Continuation for LIBOR Loans maturing on _____________________:

(a)	Aggregate amount to be continued as LIBOR Loans is $____________________;

(b)	Aggregate amount to be converted to Base Rate Loans is $____________________;

(c)	Length of Interest Period for continued LIBOR Loans is ________________________.

3.	Conversion of Outstanding Base Rate Loans to LIBOR Loans:

Convert $__________________ of the outstanding Base Rate Loans to LIBOR Loans on ____________________ with an Interest Period of ______________________.

4.	Conversion of outstanding LIBOR Loans to Base Rate Loans:

Convert $__________________ of the outstanding LIBOR Loans with Interest Period maturing on ______________________, 200_, to Base Rate Loans.

The undersigned certifies that he is the _____________________ of Borrower, and that as such he is authorized to execute this certificate on behalf of Borrower.  The undersigned further certifies, represents and warrants on behalf of Borrower that Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

ISRAMCO RESOURCES, LLC

By: ____________________________
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the ________________ of ISRAMCO RESOURCES, LLC, a Texas limited liability company (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of Borrower.  With reference to the Amended and Restated Credit Agreement dated as of April 28, 2008 among Borrower, The Bank of Nova Scotia, as Administrative Agent for the lenders (the “Lenders”) which are or become a party thereto, Capital One, N.A., as Syndication Agent and such Lenders (together with all amendments or supplements thereto being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)           The representations and warranties of Borrower contained in Article VII of the Credit Agreement and in the other Loan Documents [, and of each Guarantor in each Loan Document to which it is a party,] and otherwise made in writing by or on behalf of Borrower [or any Guarantor] pursuant to the Credit Agreement and the other Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent any such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b)           Borrower [and each Guarantor] has performed and complied with all agreements and conditions contained in the Credit Agreement and in the other Loan Documents [to which it is a party] required to be performed or complied with by it prior to or at the time of delivery hereof.

(c)           Neither Borrower nor any Subsidiary has incurred any material liabilities, direct or contingent, since _________________, except those set forth in Schedule 9.01 to the Credit Agreement and except those allowed by the terms of the Credit Agreement or consented to by the Lenders in writing.

(d)           Since __________________, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of Borrower or any Subsidiary which would have a Material Adverse Effect.

(e)           There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, will exist, no Default under the Credit Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an event of default under any loan or credit agreement, indenture, deed of trust, security agreement or other agreement or instrument evidencing or pertaining to any Debt of Borrower or any Subsidiary, or under any Material Agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound.

(f)           The financial statements furnished to Administrative Agent with this certificate fairly present the consolidated financial condition and results of operations of Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter] [fiscal year] ending _________________________ and such financial statements have been prepared in accordance with the accounting procedures specified in the Credit Agreement.

(g)           Attached hereto are the detailed computations necessary to determine whether Borrower and its Consolidated Subsidiaries are in compliance with Section 9.11 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending _________________________.

EXECUTED AND DELIVERED this ____ day of ______________.

ISRAMCO RESOURCES, LLC

By: ____________________________
Name:
Title:

ISRAMCO RESOURCES, LLC
Financial Statement Ratios
For period ended:

9.11(a)	Current Ratio
Current Assets
Available Borrowing Base
FAS 133 Assets
	Current Assets	-

Current Liabilities
FAS 133 Liabilities
	Current Liabilities	-

	Current Ratio	x
	Minimum Current Ratio	1.00x

9.11(b)	Leverage Ratio
Total Funded Debt

Twelve Months of:
Net Income
Interest Expense
D,D&A
Other Non-cash Expense
	EBITDA	-

	Total Debt/EBITDA	x
	Maximum Debt/EBITDA	3.50x

9.11(c)	Interest Coverage Ratio
Twelve Months of:
Net Income
Interest Expense
D,D&A
Other Non-cash Expense
	EBITDA	-

Interest Expense

	EBITDA/Interest Expense	x
	Minimum EBITDAX/Interest	2.50x

EXHIBIT D

SECURITY INSTRUMENTS

1.
Mortgage, Line of Credit Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement, executed by Borrower, covering oil and gas properties located in various counties in the States of:

(a)	Colorado
(b)	New Mexico
(c)	Oklahoma
(d)	Texas
(e)	Utah

2.	UCC-1 Financing Statement relating to the Mortgage

3.	Security Agreement executed by Borrower relating to all of the assets of Borrower

4.	UCC-1 Financing Statement in connection with the Security Agreement covering all personal property assets

5.	Letters-in-Lieu addressed to Purchasers and in blank

EXHIBIT E

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT (“Agreement”) dated as of ________________, 200__ between: ________________________________________________ (the “Assignor”) and ___________________________________ (the “Assignee”).

RECITALS

A.           The Assignor is a party to the Amended and Restated Credit Agreement dated as of April 28, 2008 (as amended and supplemented and in effect from time to time, the “Credit Agreement”) among Isramco Resources, LLC, a Texas limited liability company (the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 12.06 of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), The Bank of Nova Scotia, in its individual capacity, (“Scotia Capital”) and as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and Capital One, N.A., as Syndication Agent.

B.           The Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all][a portion] of the Assignor’s Maximum Revolving Credit Amount, outstanding Loans and its Percentage Share of the outstanding LC Exposure, all on the terms and conditions of this Agreement.

C.           In consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions.

Section 1.01           Definitions.  All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

Section 1.02           Other Definitions.  As used herein, the following terms have the following respective meanings:

“Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations under the Credit Agreement and the other Loan Documents in respect of (i) the Revolving Credit Commitment of the Assignor relating to the Assignor’s Maximum Revolving Credit Amount in the principal amount equal to $____________________ and the principal amount of the Revolving Credit Loans outstanding thereunder, currently in the amount of $_________________ (the “Loan Balance”), plus the interest and fees which will accrue from and after the Assignment Date.

“Assignment Date” shall mean _____________________, 200__.

ARTICLE II

Sale and Assignment.

Section 2.01           Sale and Assignment.  On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest.  Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

Section 2.02           Assumption of Obligations.  The Assignee agrees with the Assignor (for the express benefit of the Assignor and Borrower) that the Assignee will, from and after the Assignment Date, perform all of the obligations of the Assignor in respect of the Assigned Interest.  From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Loan Documents in respect of the Assigned Interest.

Section 2.03          Consent by Administrative Agent.  By executing this Agreement as provided below, in accordance with Section 12.06(b) of the Credit Agreement, Administrative Agent hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

ARTICLE III

Payments.

Section 3.01           Payments.  As consideration for the sale, assignment and transfer contemplated by Section 2.01 hereof, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any.  An amount equal to all accrued and unpaid interest and fees shall be paid to the Assignor as provided in Section 3.02 (iii) below.  Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

Section 3.02           Allocation of Payments.  The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) Administrative Agent is authorized and instructed to allocate payments received by it for account of the Assignor and the Assignee as provided in the foregoing clauses.  Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

Section 3.03           Delivery of Notes.  Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.01 hereof, the Assignor shall, in the manner contemplated by Section 12.06(b) of the Credit Agreement, (i) deliver to Administrative Agent (or its counsel) the Note held by the Assignor and (ii) notify Administrative Agent to request that Borrower execute and deliver new Notes to the Assignor, if Assignor continues to be a Lender, and the Assignee, dated the date of this Agreement in respective principal amounts equal to the respective Maximum Revolving Credit Amounts of the Assignor (if appropriate) and the Assignee after giving effect to the sale, assignment and transfer contemplated hereby.

Section 3.04           Further Assurances.  The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Conditions Precedent.

Section 4.01           Conditions Precedent.  The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a)            the execution and delivery of this Agreement by the Assignor and the Assignee;

(b)            the receipt by the Assignor of the payment required to be made by the Assignee under Section 3.01 hereof; and

(c)            the acknowledgment and consent by Administrative Agent contemplated by Section 2.03 hereof.

ARTICLE V

Representations and Warranties.

Section 5.01            Representations and Warranties of the Assignor.  The Assignor represents and warrants to the Assignee as follows:

(a)            it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)            the execution, delivery and compliance with the terms hereof by Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c)            this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

(d)           all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e)            the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

(f)            the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

Section 5.02          Disclaimer.  Except as expressly provided in Section 5.01 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any certificate or other document referred to or provided for in, or received by any Lender under, the Credit Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other document referred to or provided for therein or for any failure by Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder prior or for the existence, value, perfection or priority of any collateral security or the financial or other condition of Borrower or the Subsidiaries [or any other obligor or guarantor], or any other matter relating to the Credit Agreement or any other Loan Document or any extension of credit thereunder.

Section 5.03           Representations and Warranties of the Assignee.  The Assignee represents and warrants to the Assignor as follows:

(a)            it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b)            the execution, delivery and compliance with the terms hereof by Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;

(c)            this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(d)           all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e)            the Assignee has fully reviewed the terms of the Credit Agreement and the other Loan Documents and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

(f)            the Assignee hereby affirms that the representations contained in Section 4.06(d)(i) of the Credit Agreement are true and accurate as to it and, the Assignee has contemporaneously herewith delivered to Administrative Agent and Borrower such certifications as are required thereby to avoid the withholding taxes referred to in Section 4.06; and

(g)           the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

ARTICLE VI

Miscellaneous.

Section 6.01           Notices.  All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

Section 6.02           Amendment, Modification or Waiver.  No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by Administrative Agent.

Section 6.03           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The representations and warranties made herein by the Assignee are also made for the benefit of Administrative Agent and Borrower, and the Assignee agrees that Administrative Agent and Borrower are entitled to rely upon such representations and warranties.

Section 6.04           Assignments.  Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.

Section 6.05          Captions.  The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 6.06           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

Section 6.07           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas.

Section 6.08           Expenses.  To the extent not paid by Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

Section 6.09           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:

By:
Name:
Title:

Address for Notices:

Telephone No.: ______________________
Telecopier No.: ______________________
Attention: __________________________

ASSIGNEE:

By: _______________________________
Name: _____________________________
Title: ______________________________

Address for Notices:

Telephone No.: ______________________
Telecopier No.: ______________________
Attention: __________________________
ACKNOWLEDGED AND CONSENTED TO:

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By: _______________________________
Name:
Title:

[ISRAMCO RESOURCES, LLC,

Borrower]
By: _______________________________
Name:
Title:

EXHIBIT F

FORM OF RESERVE REPORT CERTIFICATE

The undersigned hereby certifies that he is the ________________ of ISRAMCO RESOURCES, LLC, a Texas limited liability company (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of Borrower.  With reference to (i) the Amended and Restated Credit Agreement dated as of April 28, 2008 among Borrower, The Bank of Nova Scotia, as Administrative Agent for the lenders (the “Lenders”) which are or become a party thereto, Capital One, N.A., as Syndication Agent and such Lenders (together with all amendments or supplements thereto being the “Credit Agreement”) and (ii) the Reserve Report with which this certificate is being delivered (the “Current Reserve Report”), the undersigned certifies that, to the best of his knowledge and in all material respects (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a)           the information provided by Borrower in connection with the preparation of the Current Reserve Report and any other information delivered in connection therewith by Borrower is true and correct, and any projections based upon such information have been prepared in good faith based upon assumptions believed by Borrower to be reasonable, subject to uncertainties inherent in all projections;

(b)           Borrower [and/or Guarantor] owns good and defensible title to the Oil and Gas Properties evaluated in the Current Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02 of the Credit Agreement;

(c)           except as set forth on Schedule I attached to and made a part of this certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in the Current Reserve Report which would require Borrower [or Guarantor, as applicable] to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(d)           except as set forth on Schedule II attached to and made a part of this certificate, none of the Oil and Gas Properties have been sold since the date of the last Borrowing Base determination;

(e)           Schedule III attached to and made a part of this certificate (i) lists all Oil and Gas Properties added to and deleted from the Current Reserve Report since the immediately prior Reserve Report [and any Oil and Gas Properties acquired and any oil or gas wells drilled or brought on line since the date of the immediately prior Reserve Report], (ii) shows all changes in working interests and net revenue interests in the Oil and Gas Properties occurring since the immediately prior Reserve Report and (iii) the reason for each such change in working interests and net revenue interests;

(f)           Schedule IV attached to and made a part of this certificate lists the names, addresses, phone numbers, facsimile numbers, e-mail addresses and contact individuals for all Purchasers.

(g)           except as set forth on Schedule V attached to and made a part of this certificate, all of the Oil and Gas Properties evaluated by the Current Reserve Report are Collateral.

EXECUTED AND DELIVERED this ____ day of ______________.

ISRAMCO RESOURCES, LLC

By: _______________________________
Name:
Title:

SCHEDULE I

GAS IMBALANCES, ETC.

SCHEDULE II

OIL AND GAS PROPERTIES SOLD.

SCHEDULE III

ADDED/DELETED PROPERTIES, ETC.

SCHEDULE IV

PURCHASERS

SCHEDULE V

NON-MORTGAGED OIL AND GAS PROPERTIES

EXHIBIT G

FORM OF LETTER-IN-LIEU

________________________________

________________________________

________________________________

VIA CERTIFIED MAIL
RETURN RECEIPT REQUESTED
________________________________
________________________________
________________________________

ATTN: __________________________

Ladies and Gentlemen:

Isramco Resources, LLC (“Isramco”) [along with various of its affiliates], the lenders parties thereto (the “Lenders”), and The Bank of Nova Scotia, as agent for the Lenders (the “Administrative Agent”) entered into an Amended and Restated Credit Agreement dated as of April 28, 2008 (as amended, supplemented, restated or otherwise modified, the “Credit Agreement”).  Pursuant to the terms of the Credit Agreement, Isramco mortgaged its rights, titles and interests in and to the properties and/or wells listed on the attached Exhibit A (hereinafter referred to as the “Mortgaged Properties”) to Administrative Agent, and pursuant thereto assigned Isramco's proceeds from production from the Mortgaged Properties to Administrative Agent.

Accordingly, please have all payments of proceeds from the Mortgaged Properties due and owing to Isramco to be submitted to the following address:

P.O. Box  _______________________
Houston, Texas __________________
Attention:  ______________________

or, if payment of such proceeds is made by wire transfer, pursuant to the following wire instructions:

The Bank of Nova Scotia
Account No.  __________________
ABA No. (Routing No.) __________
Attention:  ____________________

We request that you continue to remit payment according to these instructions unless and until modified in writing and signed by both Administrative Agent and Isramco or its assignee.

If you should have any questions or need additional information, please contact Michael Roberts at (713) 759-3449 or by written correspondence to The Bank of Nova Scotia, 711 Louisiana, Suite 1300, Houston, Texas 77002, Attention: Michael Roberts.

Please acknowledge your receipt and acceptance of this letter and the instructions contained herein by completing the information requested in the Company Acknowledgment on the signature page and signing and returning one copy of this letter in the envelope provided.  Thank you for your cooperation.

Executed as of __________________.

ISRAMCO RESOURCES, LLC	THE BANK OF NOVA SCOTIA, AS AGENT

By: ___________________________	By: ___________________________
Yossi Levy
President	__________________
__________________

COMPANY ACKNOWLEDGMENT

The company to which this letter is addressed has made the requested changes in its records for revenues effective ______________________, 20__.

By: _________________________	Date: ____________________________

Name: _______________________	Telephone: ________________________
Title: ________________________	Facsimile: _________________________

SCHEDULE 7.02

LIABILITIES

None

SCHEDULE 7.03

LITIGATION

None.

SCHEDULE 7.09

TAXES

None.

SCHEDULE 7.10

TITLES, ETC.

None.

SCHEDULE 7.13

SUBSIDIARIES, ETC.

None.

SCHEDULE 7.14

LOCATION OF BUSINESS AND OFFICES, ETC.

ISRAMCO RESOURCES, LLC
Tax ID:	26-2203983
Organization ID:	800845972
State of Formation:	Texas

SCHEDULE 7.17

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.18

INSURANCE

See attached certificate.

SCHEDULE 7.19

HEDGING AGREEMENTS

None.

SCHEDULE 7.21

MATERIAL AGREEMENTS

A.A.P.L. Form 610 Operating Agreements applicable to the Oil and Gas Properties.

Agreement for Operations (the “Phoenix Agreement”) of even date herewith between Isramco Resources, LLC and Phoenix Hydrocarbons Operating Corp. and associated letter agreement relating to ownership of saltwater disposal facilities.

Agreements related to the GFB Acquisition, including Letters in Lieu of Transfer Order and Conveyances.

The Loan Documents.

ISDA Master Agreement dated as of March 26, 2008 (the “Agreement”), between Isramco Resources, LLC, a Texas limited liability company (“Isramco”) and The Bank of Nova Scotia (the “Bank”).

Equity Contribution Agreement between Isramco Resources, LLC and Isramco, Inc.

Company Agreement of Isramco Resources, LLC.

Hedging Agreements reflected on Schedule 7.19

SCHEDULE 7.22

GAS IMBALANCES

SCHEDULE 9.01

DEBT

None.

SCHEDULE 9.02

LIENS

None.

SCHEDULE 9.03

INVESTMENTS, LOANS AND ADVANCES

None.